Exhibit 4c(i)
                    REVOLVING CREDIT AGREEMENT

         REVOLVING CREDIT AGREEMENT dated as of June 17, 1991, among TANDY CORPORATION, a Delaware corporation ("Tandy"), TANDY CREDIT CORPORATION, a Delaware corporation ("TCC" and together with Tandy collectively the "Borrowers"), the Banks listed on the signature pages hereof (the "Banks"), TEXAS COMMERCE BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Banks (in such capacity, the "Administrative Agent"), and TEXAS COMMERCE BANK NATIONAL ASSOCIATION, as Funds Administrator for the Banks (in such capacity, the "Funds Administrator").


                          ARTICLE I

     CERTAIN DEFINED TERMS, ACCOUNTING TERMS AND CONSTRUCTION

         SECTION 1.01 Certain Defined Terms.  As used in this
    Agreement, the following terms shall have the following meanings:

         "Account Debtor" shall mean any Person who is or who may become obligated to TCC under, with respect to, or on account of, an Account purchased by TCC.

         "Accounts" shall mean any and all rights of Tandy, TCC and the other Subsidiaries of Tandy to payment for goods and services sold or leased, including any such right evidenced by chattel paper, whether due or to become due, whether or not it has been earned by performance, and whether now or hereafter acquired or arising in the future, including accounts receivable from Affiliates.

         "Adjusted CD Rate" shall mean, with respect to any Borrowing comprised of Certificate of Deposit Loans for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next higher 1/8 of 1%) equal to the sum of (a) a rate per annum equal to the product of (i) the Fixed Certificate of Deposit Rate in effect for such Interest Period and (ii) Statutory Reserves, plus (b) the Assessment Rate. For purposes hereof, the term "Fixed Certificate of Deposit Rate" shall mean the arithmetic average (rounded to the nearest 1/8 of 1% or, if there is no nearest 1/8 of 1%, the next higher 1/8 of 1%) of the prevailing rates per annum bid on or about 10:00 a.m. (New York City time) to the Funds Administrator on the first Business Day of the Interest Period for the Certificate of Deposit Loan by three New York City negotiable certificate of deposit dealers of recognized standing selected by the Funds Administrator for the purchase at face value of negotiable certificates of deposit of major United States money center banks in an amount approximately equal to the principal amount of such Certificate of Deposit Loan and with a maturity comparable to such Interest Period.

         "Administrative Agent" shall have the meaning assigned such term in the introduction to this Agreement.

         "Administrative Questionnaire" shall mean an
    Administrative Questionnaire in the form of Exhibit 1.01-A hereto, which each Bank shall complete and provide to the Funds Administrator.

         "Affiliate" shall mean any Person (including any member of the immediate family of any such natural person) who directly or indirectly beneficially owns or controls 5% or more of the total voting power of shares of capital stock of either Borrower having the right to vote for directors under ordinary circumstances, any person controlling, controlled by or under common control with any such person (within the meaning of Rule 405 under the Securities Act of 1933) and any director or executive officer of such person.

         "Agency Fee" shall have the meaning assigned such term in Section 2.06(c).

         "Agent's Letter" shall have the meaning assigned such term in Section 2.06(c).

         "Agents" shall mean the Administrative Agent and the Funds Administrator.

         "Alternate Base Rate" shall mean, for any day, a fluctuating rate per annum (rounded upwards to the next highest 1/8 of 1% if not already an integral multiple of 1/8 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. "Prime Rate" shall mean as of a particular date, the prime rate most recently announced by TCB and thereafter entered in the minutes of TCB's Loan and Discount Committee, automatically fluctuating upward and downward with and at the time specified in each such announcement without notice to either Borrower or any other Person, which prime rate may not necessarily represent the lowest or best rate actually charged to a customer. For purposes of this Agreement any change in the Alternate Base Rate due to a change in the Prime Rate shall be effective on the date such change in the Prime Rate is announced. "Base CD Rate" means the sum of (x) the product of (i) the Three-Month Secondary CD Rate and (ii) the Statutory Reserves and (y) the Assessment Rate. "Three-Month Secondary CD Rate" means, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 9:00 a.m., Houston, Texas time, on such day ) or, if such day shall not be Business Day, on the next preceding Business
    Day) by the Funds Administrator from three New York City negotiable certificate of deposit dealers of recognized standing selected by the Funds Administrator. For purposes of this Agreement any change in the Alternate Base Rate due to a change in the Three-Month Secondary CD Rate shall be effective on the effective date of such change in the Three-Month Secondary CD Rate. "Federal Funds Effective Rate" shall mean, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Funds Administrator from three Federal funds brokers of recognized standing selected by it. For purposes of this Agreement any change in the Alternate Base Rate due to a change in the Federal Funds Effective Rate shall be effective on the effective date of such change in the Federal Funds Effective Rate. If for any reason the Funds Administrator shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Funds Administrator to obtain sufficient bids or publications in accordance with the terms thereof, the Alternate Base Rate shall be the Prime Rate until the circumstances giving rise to such inability no longer exist.

         "Alternate Base Rate Loan" shall mean any Loan with respect to which a Borrower shall have selected an interest rate based on the Alternate Base Rate in accordance with the provisions of Article II.

         "Assessment Rate" shall mean for any date the annual rate (rounded upwards, if necessary, to the next higher 1/100 of 1%) most recently estimated by the Funds Administrator as the then current net annual assessment rate that will be employed for determining amounts payable by the Funds Administrator to the Federal Deposit Insurance Corporation (or any successor) for insurance by such Corporation (or such successor) of time deposits made in dollars at the Funds Administrator's domestic offices.

         "Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Bank and an Eligible Assignee, and accepted by the Agents, in the form of Exhibit 1.01-B hereto.

         "Banks" shall have the meaning assigned such term in the introduction to this Agreement.

         "Base CD Rate" shall have the meaning assigned such term in the definition of the term Base Rate.

         "Board" shall mean the Board of Governors of the Federal
    Reserve System of the United States.

         "Borrowers" shall have the meaning assigned such term in the introduction to this Agreement.

         "Borrowing" shall mean a group of Tranche A Loans or Tranche B Loans of a single Type made by the Banks on a single date and as to which a single Interest Period is in effect.

         "Borrowing Base" shall mean an amount equal to 90% of the aggregate principal amount of all Eligible Accounts
    Receivable purchased by TCC pursuant to the Operating
    Agreement and at the date of any determination owned by TCC.

         "Borrowing Base Certificate" shall mean a certificate in the form of Exhibit 1.01-C hereto, duly completed and executed by the chief financial officer or the chief accounting officer of TCC accompanied by an accounts receivable aging schedule substantially in the form of
    Exhibit 1.01-D hereto.

         "Business Day" shall mean a day when the Agents and each Bank are open for business, and if the applicable Business Day relates to any Eurodollar Loan, a day on which dealings are carried on in the London interbank market and commercial banks are open for domestic or international business in London, England, in New York City, New York and in Houston, Texas.

         "Capital Lease" shall mean any lease required to be accounted for as a capital lease under generally accepted accounting principles.

         "Certificate of Deposit Loan" shall mean any Loan with respect to which a Borrower shall have selected an interest rate based on the Adjusted CD Rate in accordance with the provisions of Article II.

         "Change of Control" shall mean any of (i) the acquisition by any Person or two or more Persons (excluding underwriters in the course of their distribution of voting stock in an underwritten public offering) acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission) of 25% or more of the outstanding shares of voting stock of Tandy, (ii) a majority of the members of the Board of Directors of Tandy on any date shall not have been (x) members of the Board of Directors of Tandy on the date 12 months prior to such date or (y) approved by Persons who constitute at least a majority of the members of the Board of Directors of Tandy as constituted on the date 12 months prior to such date, (iii) all or substantially all of the assets of Tandy are sold in a single transaction or series or related transactions to any Person or (iv) Tandy merges or consolidates with or into any other Person, with the effect that immediately after such transaction the stockholders of Tandy immediately prior to such transaction hold less than 100% of the total voting power entitled to vote in the election of directors, managers or trustees of the Person surviving such transaction.

         "Closing Date" shall mean the date of the first
    Borrowing under this Agreement.

         "Closing Fee" shall have the meaning assigned such term in Section 2.06(b).

         "Code" shall mean the Internal Revenue Code of 1986 and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed to also refer to any successor sections.

         "Commitment Fees" shall mean, with respect to each Bank, such Bank's Tranche A Commitment Fees and the Tranche B
    Commitment Fees.

         "Commitments" shall mean, with respect to each Bank, such Bank's Tranche A Commitment and Tranche B Commitment.

         "Communications" has the meaning assigned such term in
    Section 9.01.

         "Confidential Information Memorandum" shall mean the Confidential Information Memorandum dated May 1991 prepared by Chemical Banking Corporation relating to the revolving credit facilities evidenced by this Agreement.

         "Consolidated Senior Indebtedness" shall mean with respect to Tandy, all Indebtedness of Tandy and its Subsidiaries, other than Subordinated Indebtedness, calculated on a consolidated basis.

         "Consolidated Tangible Net Worth" shall mean, with respect to Tandy, at any time, the total Stockholders Equity less the total amount of any intangible assets and plus the total amount of any Subordinated Indebtedness unless already included in Stockholders' Equity, with all such amounts being calculated for Tandy and its consolidated Subsidiaries on a consolidated basis in accordance with generally accepted accounting principles applied on a consistent basis. Intangible assets shall include unamortized debt discount and expense, unamortized deferred charges and goodwill.

         "Default" shall mean any event or condition which, with the lapse of time or giving of notice or both, would constitute an Event of Default.

         "Eligible Accounts Receivable" shall mean at the time of any determination thereof all Accounts (net of all allowances and reserves for doubtful or uncollectible accounts and exclusive of Accounts arising from transactions between either Borrower or any Affiliate) which met the following criteria for an eligible account at the time of creation and continue to meet the same at the time of such determination:
    (i) all payments on the Account are due not more than 30 days after the date of the invoice rendered by TCC; (ii) any required payment on the Account is not past due more than 60 days (determined with reference to the date which the invoice rendered to the Account Debtor indicated to be the date on which such payment with respect to the Account is due or, if no such date is specified in such invoice, the date of such invoice); (iii) the Account arose from an outright and lawful sale of goods by or on behalf of a Borrower or one of its Affiliates; (iv) the Account is owned by TCC free and clear of all security interests, liens, charges and encumbrances of any nature whatsoever other than any security interest deemed to be held by TCC; (v) the Account constitutes "accounts" or "chattel paper" within the meaning of the Uniform Commercial Code of the state (other than Louisiana) where the Account is located; (vi) the Account is not subject to any setoff, net-out contract, counterclaim or other defense arising out of the transactions represented by the Accounts or independently thereof and the Account Debtor has not complained as to his liability thereon or returned any of the goods from the sale out of which the Account arose, except complaints made or goods returned in the ordinary course of business for which, in the case of goods returned, goods of equal or greater value have been shipped in return; (vii) the Account arose in the ordinary course of business of a Borrower or one of its Affiliates and no notice of death, bankruptcy or insolvency of the Account Debtor has been received; (viii) the Account complies with the requirements of all applicable laws and regulations, whether federal, state or local (including usury laws and laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy); (ix) the Account is in full force and effect and constitutes a legal, valid and binding obligation of the Account Debtor enforceable in accordance with its terms; (x) the Account is denominated in and provides for payment by the Account Debtor in United States dollars; (xi) the Account has not been charged-off or written-off as uncollectible in accordance with the customary business practice of a Borrower and (xii) the Account neither has been transferred to TRC or to the Tandy Master Trust nor is subject to any pooling or servicing agreement.

         "Eligible Assignee" shall mean (i) any Bank or any Affiliate of any Bank; (ii) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $1,000,000,000 and having deposits that rated in either of the two highest generic letter rating categories (without regard to subcategories) from either Standard & Poor's Corporation or Moody's Investors Service, Inc.; (iii) a commercial bank organized under the laws of any other country which is a member of the OECD, or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (iv) the central bank of any country which is a member of the OECD; and (v) any other financial institution approved by the Borrowers, the Administrative Agent and the Funds Administrator.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

         "ERISA Affiliate" shall mean any corporation, trade or business that is, along with Tandy, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and 414(c), respectively, of the Code or section 4001 of ERISA.

         "Eurodollar Loan" shall mean any Loan with respect to which a Borrower shall have selected an interest rate based on the LIBO Rate in accordance with the provisions of Article
    II.

         "Event of Default" shall have the meaning assigned such term in Article VII.

         "Execution Date" shall mean the earliest date upon which all of the following shall have occurred: (i) counterparts of this Agreement shall have been executed by the Borrowers, each Bank, the Administrative Agent and the Funds Administrator and when the Administrative Agent shall have received counterparts hereof which taken together, bear the signature of each Bank and the Funds Administrator, (ii) the Revolving Credit Agreement dated as of June 18, 1987 among TCC, the banks party thereto and Chemical Bank, as agent for such banks, as amended pursuant to a First Amendment to Revolving Credit Agreement dated as of June 18, 1989 and a Second Amendment to Revolving Credit Agreement dated as of April 1, 1991 shall have been terminated, and (iii) the Credit Agreement dated as of May 1, 1989 between Tandy, the banks party thereto and Continental Bank, N.A. as agent for such banks, as modified by a Waiver to Credit Agreement dated as of April 1, 1991 shall have been terminated.

         "Federal Funds Effective Rate" shall have the meaning assigned such term in the definition of "Alternate Base
    Rate."

         "Fixed Certificate of Deposit Rate" shall have the meaning assigned such term in the definition of "Adjusted CD
    Rate."

         "Funds Administrator" shall have the meaning assigned such term in the introduction to this Agreement.

         "Guaranties" by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or, in effect, guaranteeing any Indebtedness, dividend or other obligation, of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including all obligations incurred through an agreement, contingent or otherwise, by such
    Person:

              (a) to purchase such Indebtedness or obligation or any property or assets constituting security therefor,

              (b)  to advance or supply funds (i) for the
         purchase or payment of such Indebtedness or obligation,
         (ii) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation,

              (c) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or

              (d)  otherwise to assure the owner of the
         Indebtedness or obligation of the primary obligor against loss in respect thereof.

    For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

         "Highest Lawful Rate" shall mean, as to any Bank, at the particular time in question, the maximum nonusurious rate of interest which, under applicable law, such Bank is then permitted to charge the Borrowers on the Loans. If the maximum rate of interest which, under applicable law, the Banks are permitted to charge the Borrowers on the Loans shall change after the date hereof, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, as of the effective time of such change without notice to the Borrowers.

         "HLT Classification" shall have the meaning assigned such term in Section 2.19.

         "Indebtedness" of any Person shall mean, without duplication:

              (a) any obligation of such Person for borrowed money, including:

                   (i)  any obligation of such Person evidenced
              by bonds, debentures, notes or other similar debt instruments, and

                   (ii)  any obligation for borrowed money which
              is non-recourse to the credit of such Person but which is secured by any asset of such Person,

              (b) any obligation of such Person on account of deposits or advances,

              (c)  all obligations of such Person under
         conditional sale or other title retention agreements relating to property purchased by such Person,

              (d) any obligation of such Person for the deferred purchase price of any property or services, except accounts payable arising in the ordinary course of such Person's business,

              (e) rentals in respect of Capital Leases of such Person, provided, however, except with respect to TCC, rentals of any such Person shall not constitute Indebtedness unless such rentals are in excess in the aggregate of $30,000,000 at any one time outstanding,

              (f)  Guaranties by such Person to the extent
         required pursuant to the definition thereof,

              (g) any Indebtedness of another Person secured by a Lien on any asset of such first Person, whether or not such Indebtedness is assumed by such first Person, and

              (h)  any Indirect Indebtedness of such Person.

         "Indemnitee" shall have the meaning assigned such term in Section 9.04.

         "Indirect Indebtedness" of a Person shall mean (a) the Indebtedness of a partnership in which such Person is a general partner, and (b) the amount of any liability of such Person created by the Indebtedness of a joint venture in which such Person is a joint venturer.

         "Insignificant Foreign Subsidiary" shall mean a Subsidiary of Tandy which is not organized under the laws of a state of the United States and which is not a Significant
    Subsidiary of Tandy.

         "Interest Payment Date" shall mean, as to any Loan, the last day of the Interest Period applicable to such Loan (and, in addition, in the case of any Interest Period of six months or 180 days duration, the day that would have been the Interest Payment Date of such Interest Period if such
    Interest Period had been of three months or 90 days duration).

         "Interest Period" shall mean: (i) as to any Eurodollar Loan, the period commencing on the date of such Eurodollar Loan and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as a Borrower may elect, (ii) as to any Certificate of Deposit Loan, a period of 30, 60, 90 or 180 days duration, as a Borrower may elect, commencing on the date of such Certificate of Deposit Loan and (iii) as to any Alternate Base Rate Loan, a period of 90 days duration, commencing on the date of such Loan; provided, however, that (i) if any Interest Period would end on a day that shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, with respect to Eurodollar Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day,
    (ii) no Interest Period with respect to any Tranche A Loan shall end later than the Tranche A Maturity Date, (iii) no Interest Period with respect to any Tranche B Loan shall end later than the Tranche B Maturity Date and (iv) interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

         "Investment" shall mean any investment, made by a Person in any other Person in cash or by delivery of any kind of property or asset, whether by acquisition of shares of stock or similar interest, Indebtedness or other obligation or security, or by loan, advance or capital contribution, or otherwise.

         "LIBO Rate" shall mean the rate (rounded to the nearest 1/8 of 1% or, if there is no nearest 1/8 of 1%, the next higher 1/8 of 1%) at which dollar deposits approximately equal in principal amount to the Administrative Agent's portion of such Borrowing and for a maturity equal to the applicable Interest Period are offered in immediately available funds to the principal office of the Funds Administrator in London, England (or if the Funds Administrator does not at the time any such determination is made, maintain an office in London, England, the principal office of any Affiliate of the Funds Administrator in London, England) by leading banks in the London Interbank Market for Eurodollars at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

         "Lien" shall mean any mortgage, pledge, hypothecation, judgment lien or similar legal process, title retention lien, or other lien or security interest, including the interest of a vendor under any conditional sale or other title retention agreement and the interest of a lessor under any Capital Lease.

         "Loan" shall mean a Tranche A Loan, a Tranche B Loan, an
    Alternate Base Rate Loan, a Certificate of Deposit Loan or a
    Eurodollar Loan.

         "Loan Documents" means this Agreement, the Notes, the Agent's Letter, the Operating Agreement, the Support
    Agreement and all other documents, instruments executed by a Borrower or any other Person in connection with this Agreement and the Loans including the Tandy Guaranty, if executed and delivered pursuant to Section 7.01(d).

         "Margin Stock" shall have the meaning assigned such term in Regulation U.

         "Maximum Permissible Rate" shall have the meaning assigned such term in Section 9.08.

         "Note" or "Notes" shall mean the Tranche A Notes and the Tranche B Notes or any one thereof.

         "Notice of Borrowing" shall have the meaning assigned such term in Section 2.02(c).

         "OECD" shall mean the Organization for Economic
    Cooperation and Development.

         "Operating Agreement" shall mean the Operating
    Agreement, dated as of June 18, 1987, by and between Tandy and TCC.

         "Other Activities" shall have the meaning assigned such term in Section 8.03.

         "Other Financings" shall have the meaning assigned such term in Section 8.03.

         "Other Taxes" shall have the meaning assigned such term in Section 2.18.

         "PBGC" shall mean the Pension Benefit Guaranty
    Corporation and any entity succeeding to any or all of its functions under ERISA.

         "Permitted Indebtedness" shall mean with respect to TCC
    (i) the Loans, Short-term Indebtedness and commercial paper borrowings in an aggregate principal amount not in excess of $400,000,000 and (ii) unsecured Indebtedness (other than Short-term Indebtedness) and intercompany indebtedness due to Tandy.

         "Person" shall mean any natural person, corporation, business trust, association, company, joint venture, partnership or government or any agency or political subdivision thereof.

         "Plan" shall mean a pension plan, as such term is defined in ERISA, established or maintained by Tandy or any ERISA Affiliate or as to which Tandy or any ERISA Affiliate contributes or is a member or otherwise may have any liability.

         "Prime Rate" shall have the meaning assigned such term in the definition of the term Alternate Base Rate.

         "Process Agent" shall have the meaning assigned such term in Section 9.13.

         "Register" shall have the meaning assigned such term in
    Section 9.03(d).

         "Regulation G" shall mean Regulation G of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

         "Regulation T" shall mean Regulation T of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

         "Regulation U" shall mean Regulation U of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

         "Regulation X" shall mean Regulation X of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

         "Reportable Event" shall mean a Reportable Event as defined in Section 4043(b) of ERISA.

         "Required Banks" shall mean at any time Banks holding
    66-2/3% of the aggregate principal amount of the Loans at the time outstanding, or if no Loans are outstanding, Banks having 66-2/3% of the Total Commitment.

         "Short-term Indebtedness" shall mean, at any date, Indebtedness which matures one year or less from such date and which is not directly or indirectly renewable or extendible, at the option of the obligor, by its terms or the terms of any instrument or agreement relating thereto, to a date more than one year from such date.

         "Significant Subsidiary" shall mean as to either Borrower or any Subsidiary of such Borrower which either (i) has a net worth in excess of 5% of the consolidated net worth of such Borrower and its other Subsidiaries, or (ii) has gross revenues in excess of 5% of the consolidated gross revenues of such Borrower and its other Subsidiaries based, in each case, on the most recent audited financial statements of such Borrower. In all events the Significant Subsidiaries of Tandy shall include O Sullivan Industries Incorporated, a Delaware corporation, GRID Systems Corporation, a California corporation, TCC and TRC, and the Significant Subsidiaries of TCC shall include TRC.

         "Statutory Reserves" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency, or supplemental reserves) expressed as a decimal established by the Board and any other banking authority to which any Bank is subject for new negotiable time deposits in dollars of over $100,000 with maturities approximately equal to (a) the applicable Interest Period, in the case of the Adjusted CD Rate, and (b) three months, with respect to the Base CD Rate. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

         "Stockholders Equity" shall mean in respect of either Borrower at any date the sum of (a) its capital stock taken at par value, (b) its capital surplus and (c) its retained earnings less treasury stock, all computed in accordance with generally accepted accounting principles applied on a consistent basis.

         "Subordinated Indebtedness" shall mean with respect to either Borrower, Indebtedness of such Borrower having maturities and terms, and which is subordinated to payment of the Notes of such Borrower in a manner, approved in writing by the Administrative Agent and the Required Banks.

         "Subsidiary" shall mean any Person of which or in which any other Person (the "parent") and the other Subsidiaries of the parent own directly or indirectly 50% or more of:

              (a) the combined voting power of all classes of\ stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation;

              (b) the capital interest or profits interest of such Person, if it is a partnership, joint venture or similar entity; or

              (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.

         "Support Agreement" shall mean the Amended and Restated
    Support Agreement, dated as of the date hereof, by and between Tandy and TCC substantially in the form of Exhibit
    1.01-E hereto.

         "Tandy" shall have the meaning assigned such term in the introduction to this Agreement.

         "Tandy Guaranty" shall have the meaning specified in
    Section 7.01(d).

         "Taxes" shall have the meaning assigned such term in
    Section 2.18.

         "TCB" shall mean Texas Commerce Bank National
    Association.

         "TCB-Dallas" shall mean Texas Commerce Bank, National
    Association.

         "TCC" shall have the meaning assigned such term in the introduction to this Agreement.

         "Three-Month Secondary CD Rate" shall have the meaning assigned such term in the definition of "Alternate Base
    Rate."

         "Total Commitment" shall mean at any time the aggregate amount of the Banks' Commitments, as in effect at such time.

         "Total Tranche A Commitment" shall mean, at any time, the sum of the Tranche A Commitments of each of the Banks.

         "Total Tranche B Commitment" shall mean, at any time, the sum of the Tranche B Commitments of each of the Banks.

         "Tranche" shall mean each tranche of Loans determined with reference to the type of Commitments utilized in making same, i.e., Tranche A Loans or Tranche B Loans.

         "Tranche A Borrowing" shall mean a Borrowing consisting of simultaneous Tranche A Loans from each of the Banks.

         "Tranche A Commitment" shall mean, with respect to each Bank, the amount set forth opposite such Bank's name on the signature page hereof directly below the column entitled "Tranche A Commitment," as the same may be reduced from time to time pursuant to Section 2.07.

         "Tranche A Commitment Fee" shall have the meaning provided in Section 2.06(a).

         "Tranche A Loan" shall have the meaning assigned such term in Section 2.01(a).

         "Tranche A Maturity Date" shall mean June 12, 1992.

         "Tranche A Note" shall have the meaning assigned such term in Section 2.04(a).

         "Tranche B Borrowing" shall mean a Borrowing consisting of simultaneous Tranche B Loans from each of the Banks.

         "Tranche B Commitment" shall mean, with respect to each Bank, the amount set forth opposite such Bank's name on the signature page hereof below the column entitled "Tranche B Commitment," as the same may be reduced from time to time pursuant to Section 2.07.

         "Tranche B Commitment Fee" shall have the meaning assigned such term in Section 2.06(b).

         "Tranche B Loan" shall have the meaning assigned such term in Section 2.01(b).

         "Tranche B Maturity Date" shall mean June 12, 1994.

         "Tranche B Note" shall have the meaning assigned such term in Section 2.04(a).

         "Transferee" shall have the meaning assigned such term in Section 2.18.

         "TRC" shall mean Tandy Receivables Corporation, a
    Delaware corporation.

         "Type" shall mean any type of Loan determined with respect to the interest option applicable thereto, i.e., a Eurodollar Loan, a Certificate of Deposit Loan or an
    Alternate Base Rate Loan.

         "Wholly-owned Subsidiary" shall mean any Person of which Tandy or its other Wholly-owned Subsidiaries own directly or indirectly 100% of:

              (a) the issued and outstanding shares of stock (except shares required as directors' qualifying shares and shares constituting less than 2% of the issued and outstanding shares) and all Indebtedness for borrowed money;

              (b) the capital interest or profits interest of such Person, if it is a partnership, joint venture or similar entity; or

              (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.

         SECTION 1.02. Accounting Terms. Except as otherwise herein specifically provided, each accounting term used herein shall have the meaning given it under generally accepted accounting principles in effect from time to time applied on a consistent basis; provided, however, that each reference in Article VI and in the definition of any term used in Article VI to generally accepted accounting principles shall mean generally accepted accounting principles in effect on the date hereof.

         SECTION 1.03.  Interpretation.  (a) In this Agreement,
    unless a clear contrary intention appears:

              (i) the singular number includes the plural number and vice versa;

              (ii) reference to any gender includes each other gender;

              (iii) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

              (iv)  reference to any Person includes such
         Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually, provided that nothing in this clause (iv) is intended to authorize any assignment not otherwise permitted by this Agreement;

              (v)  reference to any agreement, document or
         instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof, and reference to any
         Note includes any note issued pursuant hereto in extension or renewal thereof and in substitution or replacement therefor;

              (vi)  unless the context indicates otherwise,
         reference to any Article, Section, Schedule or Exhibit means such Article or Section hereof or such Schedule or Exhibit hereto;

              (vii) the words "including" (and with correlative meaning "include") means including, without limiting the generality of any description preceding such term;

              (viii) with respect to the determination of any period of time, the word "from" means "from and including" and the word "to" means "to but excluding;"
         and

              (ix) reference to any law means such as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time.

              (b) The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

              (c)  No provision of this Agreement shall be
    interpreted or construed against any Person solely because that Person or its legal representative drafted such provision.


                             ARTICLE II

                             THE LOANS

         SECTION 2.01. Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Bank, severally and not jointly, agrees to make revolving credit loans (each a "Tranche A Loan") to the Borrowers at any time and from time to time on and after the date hereof and until the earlier of the Tranche A Maturity Date and the termination of the Tranche A Commitment of such Bank in accordance with the terms hereof. Notwithstanding the foregoing, (i) the aggregate principal amount of all Tranche A Loans of a Bank at any time outstanding shall not exceed such Bank's Tranche A Commitment, (ii) the aggregate principal amount of all Tranche A Loans made by all Banks at any time outstanding shall not exceed the Total Tranche A Commitment of all Banks,
    (iii) the sum of the aggregate principal amount of all Tranche A Loans plus the aggregate principal amount of all Tranche B Loans made by all Banks at any time outstanding shall not exceed the Total Commitment and (iv) the sum of the aggregate principal amount of all Tranche A Loans plus all Tranche B Loans made by all Banks to TCC at any time outstanding shall not exceed the Borrowing Base. Within the foregoing limits, the Borrowers may borrow, repay, prepay and reborrow Tranche A Loans hereunder on and after the date hereof and prior to the Tranche A Maturity Date.

              (b)  Subject to the terms and conditions and
    relying upon the representations and warranties herein set forth, each Bank, severally and not jointly, agrees to make revolving credit loans (each a "Tranche B Loan") to the Borrowers at any time and from time to time on and after the date hereof and until the earlier of the Tranche B Maturity Date and the termination of the Tranche B Commitment of such Bank in accordance with the terms hereof. Notwithstanding the foregoing, (i) the aggregate principal amount of all Tranche B Loans of a Bank at any time outstanding shall not exceed such Bank's Tranche B Commitment, (ii) the aggregate principal amount of all Tranche B Loans made by all Banks at any time outstanding shall not exceed the Total Tranche B Commitment of all Banks, (iii) the sum of the aggregate principal amount of all Tranche B Loans plus the aggregate principal amount of all Tranche A Loans made by all Banks at any time outstanding shall not exceed the Total Commitment and (iv) the sum of the aggregate principal amount of all Tranche B Loans plus all Tranche A Loans made by all Banks to TCC at any time outstanding shall not exceed the Borrowing Base. Within the foregoing limits, the Borrowers may borrow, repay, prepay and reborrow Tranche B Loans hereunder; on and after the date hereof and prior to the Tranche B Maturity Date.

         SECTION 2.02. Loans. (a) Each Borrowing made by the Banks to a Borrower on any one date shall be in a minimum aggregate principal amount of $5,000,000 and an integral multiple of $1,000,000, and shall consist of Loans of the same Tranche made ratably by the Banks in accordance with their respective Commitments; provided, however, that the failure of any Bank to make any Loan shall not relieve any other Bank of its obligation to lend hereunder. The first Loan by each Bank to a Borrower shall be made against delivery to such Bank of an appropriate Note, payable to the order of such Bank, executed by such Borrower, as referred to in Section 2.04.

              (b) Each Borrowing shall be a Tranche A Borrowing or a Tranche B Borrowing and comprised of Alternate Base Rate Loans, Certificate of Deposit Loans or Eurodollar Loans as a Borrower may request pursuant to Section 2.03. Each Bank may fulfill its Commitment with respect to any Eurodollar Loan or Certificate of Deposit Loan by causing, at its option, any domestic or foreign branch or Affiliate of such Bank to make such Loan, provided that the exercise of such option shall not affect the obligation of such Borrower, to repay such Loan in accordance with the terms of the applicable Note. Subject to the provisions of Section 2.03 and Section 2.10, Borrowings of more than one Type may be outstanding at the same time.

              (c) Subject to Section 2.15, each Bank shall make its portion, as determined under Section 2.15, of each Borrowing to a Borrower hereunder on the proposed date thereof by paying the amount required to the Funds Administrator in Houston, Texas in immediately available funds not later than 1:00 p.m., Houston, Texas time, and, subject to satisfaction of the conditions set forth in
    Article IV, the Funds Administrator shall promptly and in any event on the same day, credit the amounts so received to the general deposit account of such Borrower with the Funds Administrator, or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Banks. Loans of each Tranche shall be made by the Banks pro rata in accordance with Section 2.14. Unless the Funds Administrator shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Funds Administrator such Bank's portion of such Borrowing, the Funds Administrator may assume that such Bank has made such portion available to the Funds Administrator on the date of such Borrowing in accordance with this paragraph (c) and the Funds Administrator may, in reliance upon such assumption, make available to the relevant Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have made such portion available to the Funds Administrator, such Bank and such Borrower severally agree to repay to the Funds Administrator forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Funds Administrator at (i) in the case of such Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Bank, the Federal Funds Effective Rate. If such Bank shall repay to the Funds Administrator such corresponding amount, such amount shall constitute such Bank's Loan as part of such Borrowing for purposes of this Agreement.

         SECTION 2.03. Notice of Borrowings. (a) In order to effect a Borrowing, a Borrower shall give irrevocable written or telex notice (or irrevocable telephone notice thereof, confirmed as soon as practicable by written notice) to the Funds Administrator (a "Notice of Borrowing") (i) in the case of an Alternate Base Rate Loan, not later than 11:00 a.m., Houston, Texas time, on the day of a proposed Borrowing, (ii) in the case of a Certificate of Deposit Loan, not later than 10:00 a.m., Houston, Texas time, two Business Days before a proposed Borrowing, and (iii) in the case of a Eurodollar Loan, not later than 10:00 a.m., Houston, Texas time, three Business Days before a proposed Borrowing. Each Notice of Borrowing shall be irrevocable and shall in each case refer to this Agreement and specify (i) the name of the Borrower,
    (ii) whether the Borrowing then being requested is a Tranche A Borrowing or a Tranche B Borrowing, (iii) whether the Borrowing then being requested is to be comprised of Alternate Base Rate Loans, Certificate of Deposit Loans or Eurodollar Loans, (iv) the date of such Borrowing (which shall be a Business Day) and amount thereof (which, in the case of a Borrowing to be comprised of Alternate Base Rate Loans, shall not be less than $5,000,000 and shall be in an integral multiple of $1,000,000, and which, in the case of a Borrowing to be comprised of Certificate of Deposit Loans or Eurodollar Loans, shall not be less than $25,000,000 and shall be in an integral multiple of $5,000,000) and (v) if such Borrowing is to be comprised of Certificate of Deposit Loans or Eurodollar Loans, the Interest Period or Interest Periods with respect thereto. If no election as to the Type of Loan is specified in any such notice by a Borrower, such Loan shall be an Alternate Base Rate Loan. If no Interest Period with respect to any Borrowing comprised of Certificate of Deposit Loans or Eurodollar Loans is specified in any such notice by a Borrower, then in the case of a Borrowing comprised of Certificate of Deposit Loans, a Borrower shall be deemed to have selected an Interest Period of 30 days duration and in the case of a Borrowing comprised of Eurodollar Loans, a Borrower shall be deemed to have selected an Interest Period of one month's duration. The Funds Administrator shall promptly advise the Administrative Agent and the Banks of any notice given by a Borrower pursuant to this Section 2.03(a) and of each Bank's portion of the requested Borrowing.

              (b) Notwithstanding any provision to the contrary in this Agreement, with respect to either Tranche, more than one Borrowing may occur on the same date. For purposes of the foregoing, Borrowings comprised of Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings. Each Borrowing shall be comprised of Loans of the same Tranche.

         SECTION 2.04. Notes; Repayment of Loans. (a) The Tranche A Loans made by each Bank to a Borrower shall be evidenced by a note (a "Tranche A Note") duly executed on behalf of such Borrower, dated the Closing Date, in substantially the form attached hereto as Exhibit 2.04-A, payable to such Bank in a principal amount equal to its Tranche A Commitment on such date. The Tranche B Loans made by each Bank to a Borrower shall be evidenced by a note (a "Tranche B Note") duly executed on behalf of such Borrower, dated the Closing Date, in substantially the form attached hereto as Exhibit 2.04-B, payable to such Bank in a principal amount equal to its Tranche B Commitment on such date. The outstanding principal balance of each Tranche A Loan and Tranche B Loan, as evidenced by the relevant Note, shall be payable on the last day of the Interest Period applicable to such Loan or, if earlier, the Tranche A Maturity Date or the Tranche B Maturity Date, as applicable. Each Note shall bear interest from its date on the outstanding principal balance thereof as provided in Section 2.05.

              (b) Each Bank, the Administrative Agent or the Funds Administrator on its behalf, shall, and is hereby authorized by each Borrower to, endorse on the schedule attached to the relevant Notes delivered to such Bank (or a continuation of such schedule attached to such Notes and made a part thereof), or otherwise record in such Bank's internal records, an appropriate notation evidencing the date and amount of each Tranche A Loan or Tranche B Loan, as applicable from the Bank to a Borrower, as well as the date and amount of each payment and prepayment with respect thereto; provided, however, that the failure of any Bank, the Administrative Agent or the Funds Administrator to make such a notation or any error in such a notation shall not affect the obligation of a Borrower hereunder or under the Notes of such Bank to repay the principal amount of the Loans made by such Bank thereunder to such Bank together with all interest accruing thereon.

         SECTION 2.05. Interest on Loans. (a) Subject to the provisions of Section 2.08, each Alternate Base Rate Loan shall bear interest at a rate per annum, equal to the lesser of (i) the Highest Lawful Rate and (ii) the Alternate Base Rate (if the Alternate Base Rate is based on the Prime Rate, computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be; if the Alternate Base Rate is based on the Base CD Rate or the Federal Funds Effective Rate, computed on the basis of the actual number of days elapsed over a year of 360 days). Interest on each Alternate Base Rate Loan shall be payable on each applicable Interest Payment Date.

              (b) Subject to the provisions of Section 2.08, each Certificate of Deposit Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the lesser of
    (i) the Highest Lawful Rate and (ii) the Adjusted CD Rate for the Interest Period in effect for such Loan plus 1/2 of 1%. Interest on each Certificate of Deposit Loan shall be payable on each applicable Interest Payment Date. The applicable Adjusted CD Rate shall be determined by the Funds Administrator, and such determination shall be conclusive absent demonstrable error. The Funds Administrator shall promptly advise the Borrowers and each Bank of such determination.

              (c) Subject to the provisions of Section 2.08, each Eurodollar Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the lesser of (i) the Highest Lawful Rate and (ii) the LIBO Rate for the Interest Period in effect for such Loan plus 3/8 of 1%. Interest on each Eurodollar Loan shall be payable on each applicable Interest Payment Date. The LIBO Rate shall be determined by the Funds Administrator, and such determination shall be conclusive absent demonstrable error. The Funds Administrator shall promptly advise the Borrowers and each Bank of such determination.

         SECTION 2.06. Fees. (a) Tandy shall pay each Bank, through the Funds Administrator, on the last day of each March, June, September and December, and on the Tranche A Maturity Date, in immediately available funds, a commitment fee (such Bank's "Tranche A Commitment Fee") of 1/10 of 1% per annum on the amount of the Tranche A Commitment of such Bank, whether used or unused, during the quarter (shorter period commencing with the Execution Date or ending with the Tranche A Maturity Date) ending on such date. Tandy shall pay each Bank, through the Funds Administrator, on the last day of each March, June, September and December, and on the Tranche B Maturity Date, in immediately available funds, a commitment fee (such Bank's "Tranche B Commitment Fee") of 3/20 of 1% per annum on the amount of the Tranche B Commitment of such Bank, whether used or unused, during the quarter (shorter period commencing with the Execution Date or ending with the Tranche B Maturity Date) ending on such date. All Commitmet Fees under this Section 2.06(a) shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Commitment Fee due to each Bank with respect to each Tranche shall cease to accrue on the earlier of the Tranche A Maturity Date or Tranche B Maturity Date, as the case may be, or the termination of the applicable Tranche A Commitment or Tranche B Commitment of such Bank pursuant to
    Section 2.07.

              (b)  Tandy shall pay to each Bank on the Execution
    Date a closing fee (the "Closing Fee") in an amount equal to 1/20 of 1% times the sum of the Commitments of such Bank.

              (c) Tandy shall pay the Administrative Agent, an agency fee (the "Agency Fee") in such amount as may be agreed between the Borrower and the Agent pursuant to that certain letter agreement of even date herewith between Tandy and the Administrative Agent (the "Agent's Letter").

              (d) Tandy shall pay to TCB and Chemical Bank, for their own account, on or before the Execution Date all fees due to them pursuant to that certain letter agreement dated April 26, 1991 among Tandy, TCB-Dallas and Chemical Bank.

         SECTION 2.07. Termination and Reduction of Commitments; Subsequent Increases of Commitments. (a) Upon at least ten Business Days' prior written or telex notice to the Agents, the Borrowers may at any time in whole permanently terminate, or from time to time permanently reduce, the Total Commitment, ratably among the Banks in accordance with their respective Tranche A Commitment and Tranche B Commitment; provided, however, that any partial reduction of the Total Commitment shall be in a minimum aggregate principal amount of $20,000,000.

              (b) At the time the Commitments of any Bank are terminated or reduced pursuant to Section 2.07(a) or Section 2.10(b) the Borrowers shall pay to the Funds Administrator for the account of each such Bank, the Commitment Fees on the amount of the Commitments so terminated or reduced owed through the date of such termination or reduction.

         SECTION 2.08. Interest on Overdue Amounts. If either Borrower shall default in the payment of the principal of or interest on any Loan or any other amount due hereunder, by acceleration or otherwise, such Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a period of 360 days) equal to the lesser of (a) the Highest Lawful Rate and (b) the Alternate Base Rate plus 2% per annum.

         SECTION 2.09. Alternate Rate of Interest. (a) In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Borrowing to be comprised of Eurodollar Loans, the Funds Administrator shall have determined (which determination shall be conclusive and binding upon the Borrowers) that dollar deposits in the amount of the requested principal amount of such Borrowing are not generally available in the London Interbank Market, or that the rate at which dollar deposits are being offered will not adequately and fairly reflect the cost to any Bank of making or maintaining the principal amount of its Eurodollar Loan comprising such Borrowing during such Interest Period, or reasonable means do not exist for ascertaining the LIBO Rate, the Funds Administrator shall as soon as practicable thereafter give written or telex notice of such determination to the Borrowers, the Administrative Agent and the Banks, and any request by a Borrower for the making of a Borrowing to be comprised of Eurodollar Loans shall, until the circumstances giving rise to such notice no longer exist, be deemed to be a request for a Borrowing to be comprised of Alternate Base Rate Loans or, if such Borrower shall so specify in its notice to the Funds Administrator, a request for a Borrowing to be comprised of Certificate of Deposit Loans so long as the circumstances giving rise to a notice under Section 2.09(b) shall not exist. Each determination of the Funds Administrator hereunder shall be conclusive absent demonstrable error. In the event of such determination, the Borrower requesting such Borrowing shall have the right to withdraw its Notice of Borrowing requesting Eurodollar Loans.

         (b) In the event, and on each occasion, that on or before the day on which the Adjusted CD Rate for a Borrowing to be comprised of Certificate of Deposit Loans is to be determined, the Funds Administrator shall have determined (which determination shall be conclusive and binding upon the Borrowers absent demonstrable error) that the Adjusted CD
    Rate for such Loan cannot be ascertained for any reason, including the inability or failure of the Funds Administrator to obtain sufficient bids in accordance with the terms of the definition of Fixed Certificate of Deposit Rate, or the Funds Administrator shall determine that the Adjusted CD Rate for the Certificate of Deposit Loans comprising such Borrowing will not adequately and fairly reflect the cost to any Bank of making or maintaining the principal amount of its Certificate of Deposit Loan during such Interest Period, the Funds Administrator shall, as soon as practicable thereafter, give written or telex notice of such determination to the Borrowers, the Administrative Agent and the Banks, and any request by a Borrower for the making of a Borrowing to be comprised of Certificate of Deposit Loans shall, until the circumstances giving rise to such notice no longer exist, be deemed to be a request for a Borrowing to be comprised of Alternate Base Rate Loans, or, if such Borrower shall so specify in its notice to the Funds Administrator, a request for a Borrowing to be comprised of Eurodollar Loans so long as the circumstances giving rise to a notice under Section 2.09(a) shall not exist. Each determination by the Funds Administrator hereunder shall be conclusive absent demonstrable error. In the event of such determination, the Borrower requesting such Borrowing shall have the right to withdraw its Notice of Borrowing requesting Certificate of Deposit Loans.

         SECTION 2.10. Prepayment of Loans. (a) Each Borrowing may be prepaid at any time and from time to time, in whole or in part, subject to the requirements of Section 2.13 but otherwise without premium or penalty, upon at least five Business Days' prior written or telex notice to the Funds Administrator; provided, however, that each such partial prepayment shall be in an integral multiple of $1,000,000 and a minimum aggregate principal amount of $5,000,000.

              (b) On the date of any termination or reduction of the Total Tranche A Commitment or the Total Tranche B Commitment pursuant to Section 2.07(a), each Borrower shall prepay so much of its Loans of such Tranche (up to the amount by which the Tranche A Commitment or the Tranche B Commitment, as the case may be, is so terminated or reduced) as shall be necessary in order that the aggregate principal amount of the Loans of such Tranche outstanding will not exceed the Tranche A Commitment or the Tranche B Commitment, as the case may be, following such termination or reduction. All prepayments under this paragraph shall be subject to
    Section 2.13.

              (c) On any date when the aggregate principal amount of the outstanding Loans owed by TCC exceeds the lesser of (i) the Total Commitment and (ii) the then-current Borrowing Base, TCC shall make a mandatory prepayment of the Loans in such amount as may be necessary so that the aggregate amount of outstanding Loans of TCC after giving effect to such prepayment does not exceed the lesser of (i) the Total Commitment and (ii) the then-current Borrowing Base. All prepayments under this paragraph shall be subject to Section 2.13.

              (d) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall specify whether the Borrowing to be prepaid is a Tranche A Borrowing or a Tranche B Borrowing, shall be irrevocable and shall commit the Borrower making such prepayment to prepay such Loan by the amount stated therein on the date stated therein. All prepayments shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment.

         SECTION 2.11. Reserve Requirements; Change in Circumstances. (a) It is understood that the cost of each Bank of making or maintaining any of the Eurodollar Loans may fluctuate as a result of the applicability of reserve requirements imposed by the Board at the ratios provided for in Regulation D on the date hereof. The Borrowers agree to pay to each of the Banks from time to time such amounts as shall be necessary to compensate such Bank for the portion of the cost of making or maintaining Eurodollar Loans resulting from any such reserve requirements provided for in Regulation D as in effect on the date hereof, it being understood that the rates of interest applicable to Eurodollar Loans have been determined on the assumption that no such reserve requirements exist or will exist and that such rates do not reflect costs imposed on the Banks in connection with such reserve requirements.

              (b) Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Bank of the principal of or interest on any Certificate of Deposit Loan or Eurodollar Loan made by such Bank or any other fees or amounts payable hereunder (other than taxes imposed on the overall net income of such Bank by the jurisdiction in which such Bank has its principal office or is located or by any political subdivision or taxing authority therein), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, such Bank (except any such reserve requirement which is reflected in the Adjusted CD
    Rate) or shall impose on such Bank or the London Interbank Market any other condition affecting this Agreement or the Certificate of Deposit Loans or Eurodollar Loans made by such Bank and the result of any of the foregoing shall be to increase the cost to such Bank of making or maintaining any Certificate of Deposit Loan or Eurodollar Loan or to reduce the amount of any sum received or receivable by such Bank hereunder (whether of principal, interest or otherwise) in respect thereof, by an amount deemed by such Bank in its sole discretion to be material, then such additional amount or amounts as will compensate such Bank for such additional costs or reduction will be paid to such Bank by each Borrower with respect to its Eurodollar Loans or Certificate of Deposit Loans, as applicable.

         (c) If any Bank shall have determined that the applicability of any law, rule, regulation or guideline adopted pursuant to or arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards," or the adoption after the date hereof of any other law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or any lending office of such Bank) or any Bank's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital or on the capital of such Bank's holding company, if any, as a consequence of this Agreement or the Loans made by such Bank pursuant hereto to a level below that which such Bank or such Bank's holding company could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies and the policies of such Bank's holding company with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time Tandy shall pay to such Bank such additional amount or amounts as will compensate such Bank or such Bank's holding company for any such reduction suffered. Without limitation of the foregoing and without prejudicing the rights of any Bank to claim compensation under this Section 2.11(c) with respect to its Tranche B Loans, it is agreed that the interest rates and fees provided for in this Agreement have been determined on the understanding that the Banks will not be required to maintain capital against their Tranche A Commitments under currently applicable laws, regulations and regulatory guidelines, and that the Banks will be entitled to make claims under this paragraph in the event such understanding proves to be incorrect.

              (d) A certificate of each Bank setting forth such amount or amounts as shall be necessary to compensate such Bank (or participating banks or other entities pursuant to Article IX) as specified in paragraph (a), (b) or (c) above shall be delivered to the Borrower obligated with respect thereto and shall be conclusive absent demonstrable error. Each Borrower shall pay each Bank the amount shown as due from it on any such certificate within 10 days after its receipt of the same.

      (e) Failure on the part of any Bank to demand compensation for any increased costs or reduction in amounts received or receivable with respect to any Interest Period shall not constitute a waiver of such Bank's rights to demand compensation for any increased costs or reduction in amounts received or receivable in such Interest Period or in any other Interest Period. The protection of this Section 2.11 shall be available to each Bank regardless of any possible contention of the invalidity or inapplicability of any law, regulation or other condition which shall give rise to any demand by such Bank for compensation.

              (f) Nothing in this Section 2.11 shall entitle any Bank to receive interest at a rate per annum in excess of the Highest Lawful Rate.

         SECTION 2.12. Change in Legality. (a) Notwithstanding anything to the contrary herein contained, if any change in any law or regulation or in the interpretation thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for any Bank to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby, then, by written notice to the Borrowers and to the Agents, such Bank may:

              (i)  declare that Eurodollar Loans will not
         thereafter be made by such Bank hereunder, whereupon any request by a Borrower for a Borrowing to be comprised of Eurodollar Loans shall, as to such Bank only, be deemed a request for an Alternate Base Rate Loan unless such declaration shall be subsequently withdrawn; and

              (ii) require that all outstanding Eurodollar Loans made by it be converted to Alternate Base Rate Loans, in which event all such Eurodollar Loans shall be automatically converted to Alternate Base Rate Loans as of the effective date of such notice as provided in paragraph (b) below.

    In the event any Bank shall exercise its rights under (i) or
    (ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Bank or the converted Eurodollar Loans of such Bank shall instead be applied to repay the Alternate Base Rate Loans made by such Bank in lieu of, or resulting from the conversion of, such Eurodollar Loans; provided, however, the Alternate Base Rate Loans resulting from the conversion of such Eurodollar Loans shall be prepayable only at the times the converted Eurodollar Loans would have been prepayable, notwithstanding the provisions of Section 2.10(a).

              (b) For purposes of Section 2.12(a), a notice to a Borrower by any Bank shall be effective as to each Eurodollar Loan, if lawful, on the last day of the then current Interest Period or, if there are then two or more current Interest Periods, on the last day of each such Interest Period, respectively; otherwise, such notice shall be effective on the date of receipt by such Borrower.

         SECTION 2.13. Indemnity. (a) Each Borrower shall indemnify each Bank against any loss or expense which such Bank may sustain or incur as a consequence of (a) any failure by such Borrower to fulfill on the date of any Borrowing hereunder the applicable conditions set forth in Article IV,
    (b) any failure by such Borrower to borrow hereunder after delivery of a Notice of Borrowing or a notice of refinancing or continuation has been given pursuant to Section 2.03, (c) any payment, prepayment or conversion of a Certificate of Deposit Loan or Eurodollar Loan required by any other provision of this Agreement or otherwise made on a date other than the last day of the applicable Interest Period, (d) any default in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by irrevocable notice of prepayment or otherwise), or (e) the occurrence of any Event of Default, including, but not limited to, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Certificate of Deposit Loan or Eurodollar Loan. Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by each Bank of (i) its cost of obtaining the funds for the Loan being paid, prepaid or converted or not borrowed (based on the Adjusted CD Rate or the LIBO Rate applicable thereto) for the period from the date of such payment, prepayment or conversion or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date of such failure to borrow) over (ii) the amount of interest (as reasonably determined by such Bank) that could be realized by such Bank in reemploying during such period the funds so paid, prepaid or converted or not borrowed. A certificate of each Bank setting forth any amount or amounts which such Bank is entitled to receive pursuant to this Section 2.13 shall be delivered to the Borrowers and shall be conclusive absent demonstrable error. Nothing in this Section 2.13 shall entitle any Bank to receive interest at a rate per annum in excess of the Highest Lawful Rate.

              (c) The provisions of this Section 2.13 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any Note, or any investigation made by or on behalf of any Bank. All amounts due under this Section 2.13 shall be payable on written demand therefor.

         SECTION 2.14. Pro Rata Treatment. Except as permitted under Section 2.11, Section 2.12 and Section 2.13, with respect to each Tranche, each Borrowing, each payment or prepayment of principal of the Notes of such Tranche, each payment of interest on such Notes, each other reduction of the principal or interest outstanding under such Notes, however achieved, each payment of the relevant Commitment Fees and each reduction of the relevant Commitments shall be made pro rata among the Banks in the proportions that their respective Tranche A Commitment or Tranche B Commitment bears to the Total Tranche A Commitment or Total Tranche B Commitment.

     SECTION 2.15. Refinancings. A Borrower may refinance all or any part of any Borrowing with a Borrowing of the same or a different Type made pursuant to Section 2.02, subject to the conditions and limitations set forth herein and elsewhere in this Agreement, including refinancings of Tranche A Borrowings with Tranche B Borrowings and Tranche B Borrowings with Tranche A Borrowings. Any Borrowing or part thereof so refinanced shall be deemed to be repaid in accordance with
    Section 2.07 with the proceeds of a new Borrowing hereunder and the proceeds of the new Borrowing, to the extent they do not exceed the principal amount of the Borrowing being refinanced, shall not be paid by the Banks to the Funds Administrator or by the Funds Administrator to such Borrower pursuant to Section 2.02(c).

         SECTION 2.16. Payments. (a) The Borrowers shall make all payments (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder and under any other Loan Document not later than 1:00 p.m., Houston, Texas time, on the date when due in dollars to the Funds Administrator at its offices at 712 Main Street, Houston, Texas, in immediately available funds.

              (b) Whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

         SECTION 2.17. Sharing of Setoffs. With respect to each Tranche, each Bank agrees that if it shall, in any manner, including through the exercise of a right of banker's lien, setoff or counterclaim against a Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Bank under any applicable bankruptcy, insolvency or other similar law or otherwise, obtain payment (voluntary or involuntary) in respect of a Note of such Borrower of such Tranche held by it as a result of which the unpaid principal portion of the Note of such Borrower of such Tranche held by it shall be proportionately less than the unpaid principal portion of the Note of such Borrower of such Tranche held by any other Bank, it shall be deemed to have simultaneously purchased from such other Bank a participation in the Note of such Borrower of such Tranche held by such other Bank, so that the aggregate unpaid principal amount of the Notes of such Borrower and participations in Notes of such Borrower of such Tranche held by each Bank shall be in the same proportion to the aggregate unpaid principal amount of all Notes of such Borrower of such Tranche then outstanding as the principal amount of the Note of such Borrower of such Tranche held by it prior to such exercise of banker's lien, setoff or counterclaim was to the principal amount of all Notes of such Borrower outstanding prior to such exercise of banker's lien, setoff or counterclaim; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this
    Section 2.17 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. Each Borrower expressly consents to the foregoing arrangements and agrees that any Person holding a participation in a Note deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by each Borrower to such Bank as fully as if such Bank had made a Loan directly to each Borrower in the amount of such participation.

         SECTION 2.18. Payments Free of Taxes. (a) Any and all payments by a Borrower hereunder shall be made, in accordance with Section 2.02(c), free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on either Agent's or any Bank's (or any transferee's or assignee's, including a participation holder's (any such entity a "Transferee") net income and franchise taxes imposed on either Agent or any Bank (or Transferee) by the United States or any jurisdiction under the laws of which it is organized or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If a Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Banks (or any Transferee or either Agent, (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.18) such Bank (or Transferee) or such Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant taxing authority or other governmental authority in accordance with applicable law.

              (b) In addition, each Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "Other Taxes").

              (c) Each Borrower will indemnify each Bank (or Transferee) and each Agent for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.18) paid by such Bank (or Transferee or such Agent, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant taxing authority or other governmental authority. Such indemnification shall be made within 30 days after the date any Bank (or Transferee) or either Agent, as the case may be, makes written demand therefor. If a Bank (or Transferee) or an Agent shall become aware that it is entitled to receive a refund in respect of Taxes or Other Taxes, it shall promptly notify the applicable Borrower of the availability of such refund and shall, within 30 days after receipt of a request by such Borrower, apply for such refund at such Borrower's expense. If any Bank (or Transferee) or the Funds Administrator receives a refund in respect of any Taxes or Other Taxes for which such Bank (or Transferee) or the Funds Administrator has received payment from a Borrower hereunder it shall promptly notify such Borrower of such refund and shall, within 30 days after receipt of a request by such Borrower (or promptly upon receipt, if such Borrower has requested application for such refund pursuant hereto), repay such refund to such Borrower, net of all out-of-pocket expenses of such Bank and without interest; provided that such Borrower, upon the request of such Bank (or Transferee) or the Funds Administrator, agrees to return such refund (plus penalties, interest or other charges) to such Bank (or Transferee) or the Funds Administrator in the event such Bank (or Transferee) or the Funds Administrator is required to repay such refund.

              (d) Within 30 days after the date of any payment of Taxes or Other Taxes withheld by a Borrower in respect of any payment to any Bank (or Transferee) or the Funds Administrator, such Borrower will furnish to the Funds Administrator, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof.

              (e) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.18 shall survive the payment in full of the principal of and interest on all Loans made hereunder.

              (f) Each Bank (or Transferee) which is organized outside the United States shall promptly notify the Borrowers of any changes in its funding office and upon written request of the Borrowers shall, prior to the immediately following due date of any payment by a Borrower hereunder, deliver to the Borrowers such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form 1001 or Form 4224 and any other certificate or statement of exemption required by Treasury Regulation Section 1.1441-1(a) or Section 1.1441-6(c) or any subsequent version thereof, properly completed and duly executed by such Bank (or Transferee) establishing that such payment is (i) not subject to withholding under the Code because such payment is effectively connected with the conduct by such Bank (or Transferee) of a trade or business in the United States or
    (ii) totally exempt from United States tax under a provision of an applicable tax treaty. Unless the Borrowers and the Funds Administrator have received forms or other documents satisfactory to them indicating that payments hereunder or under the Notes are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrowers or the Funds Administrator shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Bank (or Transferee) or assignee organized under the laws of a jurisdiction outside the United States.

              (g) No Borrower shall be required to pay any additional amounts to any Bank (or Transferee) in respect of United States withholding tax pursuant to paragraph (a) above if the obligation to pay such additional amounts would not have arisen but for a failure by such Bank (or Transferee) to comply with the provisions of paragraph (f) above unless such failure results from (i) a change in applicable law, regulation or official interpretation thereof or (ii) an amendment, modification or revocation of any applicable tax treaty or a change in official position regarding the application or interpretation thereof, in each case after the Closing Date (and, in the case of a Transferee, after the date of assignment or transfer).

              (h)  Any Bank (or Transferee) claiming any
    additional amounts payable pursuant to this Section 2.18 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by a Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue and would not, in the sole determination of such Bank, be otherwise disadvantageous to such Bank (or Transferee).

              (i)  If any Bank (or Transferee) requests
    compensation pursuant to this Section 2.18 hereof, the Borrowers may give notice to such Bank (with a copy to the Agents) that it wishes to seek one or more Eligible Assignees (which may be one or more of the Banks) to assume the Commitments of such Bank and to purchase its outstanding Loans and Notes. Each Bank (or Transferee) requesting compensation pursuant to Section 2.18 hereto agrees to sell all of its Commitments, its Loans and its Notes pursuant to
    Section 9.03 to any such Eligible Assignee for an amount equal to the sum of the outstanding unpaid principal of and accrued interest on such Loans and Notes plus all Commitment Fees and other fees and amounts due such Bank (or Transferee) hereunder calculated, in each case, to the date such Commitments, Loans and Notes are purchased, whereupon such Bank (or Transferee) shall have no further Commitments or other obligation to either Borrower hereunder or under any Note.

         SECTION 2.19. Classification Downgrade. In the event the facilities available under this Agreement or any Loan or the Notes shall be classified as a "highly leveraged transaction" in accordance with published United States regulations (an "HLT Classification") by (a) either Agent or
    (b) any United States governmental authority with supervisory responsibility over either Agent or any of the Banks, either Agent or any of the Banks so advised shall forthwith notify the Borrowers and the Administrative Agent (who shall forthwith notify each of the Banks and the other Agent).
    Upon receipt of such notification, the Borrowers and the Agents shall forthwith commence discussions and in good faith negotiate revisions to this Agreement (including interest rate, fees, term, covenants, representations and any other items deemed relevant) so as to reflect market terms and conditions then offered for facilities reasonably similar in type, term and amount to that under this Agreement and similarly classified. Any such revisions shall be subject to the approval of the Agents and the Required Banks. If the Borrowers and the Required Banks shall fail to agree on such an increase within 90 days after notice of such HLT Classification is given to the Agents and the Banks as provided above, then (i) the Administrative Agent shall, if requested by the Required Banks, by notice to the Borrowers, immediately terminate the Commitments of the Banks, and (ii) upon such termination, the Borrowers shall prepay the Loans outstanding hereunder in full, together with any interest accrued thereon to the date of such prepayment and any amounts payable pursuant to Section 2.13 hereof in connection therewith. The Banks acknowledge that (without prejudice to the preceding sentence) an HLT Classification shall not per se constitute a Default or an Event of Default hereunder.


                             ARTICLE III

                   REPRESENTATIONS AND WARRANTIES

         Each Borrower represents and warrants as to itself and Tandy represents and warrants as to each of its Subsidiaries that:

         SECTION 3.01. Organization, Corporate Powers. Each Borrower and each of its Significant Subsidiaries is duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization, has the requisite power and authority to own its property and assets and to carry on its business as now conducted and is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not have a material adverse effect on the condition, financial or otherwise, of Tandy or TCC. Each of Tandy and TCC has the corporate power to execute, deliver and perform its obligations under this Agreement and the other Loan Documents to which it is a party, to borrow hereunder, to execute and deliver the Notes to which it is a party and to comply with the terms of the Operating Agreement and the Support Agreement. TCC does not and will not have any Subsidiaries other than TRC.

         SECTION 3.02. Authorization. The execution, delivery and performance of this Agreement, the Operating Agreement and the Support Agreement, the borrowings hereunder, and the execution and delivery of the Notes by the Borrowers and the Tandy Guaranty by Tandy (a) have been duly authorized by all requisite corporate and, if required, stockholder action on the part of the Borrowers and (b) will not (i) violate (A) any provision of law, statute, rule or regulation or the certificate of incorporation or the bylaws of either Borrower, (B) any order of any court, or any rule, regulation or order of any other agency of government binding upon either Borrower or (C) any provisions of any indenture, agreement or other instrument to which either Borrower is a party, or by which either Borrower or Tandy or any of its properties or assets are or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in
    (b)(i)(C) above or (iii) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any property or assets of either Borrower.

         SECTION 3.03. Governmental Approval. No registration with or consent or approval of, or other action by, any federal, state or other governmental agency, authority or regulatory body is or will be required in connection with the execution, delivery and performance of this Agreement, the execution and delivery of the Notes, the Borrowings hereunder or the performance of the Operating Agreement and the Support Agreement by either Borrower.

         SECTION 3.04. Enforceability. This Agreement, the Operating Agreement and the Support Agreement have been duly executed and delivered by the Borrowers and constitute legal, valid and binding obligations of the Borrowers, and the Notes and the Tandy Guaranty, when duly executed and delivered by the Borrower signatory thereto, will constitute legal, valid and binding obligations of such Borrower, in each case enforceable in accordance with their respective terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights generally).

         SECTION 3.05. Financial Statements. (a) The audited consolidated financial statements of Tandy and TCC, in each case, as at June 30, 1990, copies of which have been furnished to the Banks, have been prepared in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding fiscal year, and present fairly the financial conditions of Tandy and its Subsidiaries and TCC, respectively, as at such date and the results of their operations for the period then ended.

              (b) The Forms 10-Q of Tandy and TCC, in each case, as at each of December 31, 1990 and March 31, 1991, copies of which have been furnished to the Banks, have been prepared in accordance with all applicable rules, regulations and guidelines of the Securities and Exchange Commission and present fairly the financial condition of Tandy and its Subsidiaries and TCC, respectively, as at such dates and the results of their operations for the periods then ended, subject to year-end audit adjustments.

         SECTION 3.06.  No Material Adverse Change.  There has
    been no material adverse change in the businesses, assets, operations, prospects or condition, financial or otherwise, of Tandy or TCC since June 30, 1990.

         SECTION 3.07. Title to Properties. Each of Tandy and TCC has good and marketable title to, or valid leasehold interests in, all its properties and assets, except for such properties as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for minor defects in title that do not interfere with the ability of Tandy or TCC to conduct its business as now conducted.

         SECTION 3.08.  Litigation; Compliance with Laws; etc.
    (a) There are not any actions, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority now pending or, to the knowledge of Tandy or TCC, threatened against or affecting Tandy or TCC or any other Subsidiary of Tandy or the businesses, assets or rights of Tandy or TCC or any other Subsidiary of Tandy (i) which involve this Agreement, the Operating Agreement or the Support Agreement or any of the transactions contemplated hereby or thereby or (ii) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, could, individually or in the aggregate, materially impair the ability of Tandy or TCC to conduct business substantially as now conducted, or materially and adversely affect the businesses, assets, operations, prospects or condition, financial or otherwise, of Tandy or TCC, or impair the validity or enforceability of or the ability of Tandy or TCC to perform its obligations under this Agreement, the Operating Agreement, the Support Agreement or any of the Notes or other Loan Documents.

              (b) Neither Tandy nor TCC is in violation of any law, the breach or consequence of which would materially and adversely affect the ability of Tandy or TCC to carry on its business, or in default under any material order, writ, injunction, award or decree of any court, arbitrator, administrative agency or other governmental authority binding upon it or its assets or any material indenture, mortgage, contract, agreement or other undertaking or instrument to which it is a party or by which any of its properties may be bound, and nothing has occurred which would materially and adversely affect the ability of Tandy or TCC to carry on its business or perform its obligations under any such order, writ, injunction, award or decree or any such material indenture, mortgage, contract, agreement or other undertaking or instrument.

         SECTION 3.09. Agreements; No Default. (a) Neither Tandy nor TCC is a party to any agreement or instrument or subject to any corporate restriction that has a present material and adverse effect on the business, properties, assets, operations, prospects or condition, financial or otherwise, of Tandy or TCC, respectively.

              (b) Neither Tandy nor TCC is in default in any manner that would materially and adversely affect the business, properties, assets, operations, prospects or condition, financial or otherwise, of Tandy or TCC or the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any material agreement or instrument to which it is a party.

              (c) Neither Tandy nor any of its Subsidiaries is in default under any agreement or instrument to which Tandy or any Subsidiary is a party or by which any of their respective properties or assets is bound or affected, which default might materially and adversely affect the financial condition or operations of Tandy and its Subsidiaries taken as a whole. No Event of Default has occurred and is continuing.

         SECTION 3.10.  Federal Reserve Regulations.

              (a) Neither Tandy nor TCC is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying
    Margin Stock.

              (b) No part of the proceeds of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of the Board, including Regulations G, T, U or X; provided, however, Tandy may acquire Margin Stock if, upon the acquisition of such Margin Stock, 25% or less of Tandy's total assets subject to the restrictions set forth in Section 6.01 would then be composed of Margin Stock, and furnish to the Administrative Agent upon its request, a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.

         SECTION 3.11. Taxes. Each Borrower and each of its Subsidiaries has filed all tax returns which are required to have been filed and has paid, or made adequate provisions for the payment of, all of its taxes which are due and payable, except such taxes, if any, as are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by generally accepted accounting principles have been maintained. The federal income tax liability of Tandy and its Subsidiaries has been audited by the Internal Revenue Service and has been finally determined and satisfied (or the time for audit has expired) for all tax years up to and including the tax year ended June 30, 1979. Tandy deems the amounts and maximum final judgments from such action to be immaterial to Tandy. Neither Borrower is aware of any proposed assessment against it or any of its Subsidiaries for additional taxes (or any basis for any such assessment) which might be material to either Borrower and its Subsidiaries taken as a whole.

         SECTION 3.12. Pension and Welfare Plans. Each Plan complies in all material respects with all applicable statutes and governmental rules and regulations, and: (a) no Reportable Event has occurred and is continuing with respect to any Plan, (b) neither Tandy, TCC nor any ERISA Affiliate has withdrawn from any Plan or instituted steps to do so, and
    (c) except as listed on Exhibit 3.12, no steps have been instituted to terminate any Plan. No condition exists or event or transaction has occurred in connection with any Plan which could result in the incurrence by Tandy, TCC or any ERISA Affiliate of any material liability, fine or penalty. Neither Tandy, TCC nor any ERISA Affiliate is a member of, or contributes to, any multiple employer Plan as described in section 4064 of ERISA. Neither Borrower nor any of its Subsidiaries has any contingent liability with respect to any post-retirement "welfare benefit plans," as such term is defined in ERISA.

         SECTION 3.13. No Material Misstatements. Neither this Agreement, the other Loan Documents, the Confidential Information Memorandum nor any other document delivered by or on behalf of Tandy or any of its Affiliates (including each Borrower's Annual Report on Form 10-K for 1990 and each Borrower's Quarterly Report on Form 10-Q for the three fiscal quarters ended at March 31, 1991) in connection with any Loan Document or included therein contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         SECTION 3.14. Investment Company Act; Public Utility Holding Company Act. Neither Tandy nor TCC is an "investment company" or a company "controlled" by an investment company as defined in, or subject to regulation under, the Investment Company Act of 1940. Neither Tandy nor TCC is a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

         SECTION 3.15. Business; Liabilities of TCC. TCC has conducted no business other than the purchase, service and collection of accounts receivable under the Operating Agreement and, in September 1987, the one time purchase of existing Radio Shack customer accounts created under an agreement with Citibank, N.A.

         SECTION 3.16.  Compliance with Laws.  To the best
    knowledge of each Borrower, after due investigation, each Borrower and its Subsidiaries are in material compliance with all statutes and governmental rules and regulations applicable to them.

         SECTION 3.17. Maintenance of Insurance. Each Borrower maintains, and causes each of its Subsidiaries to maintain, insurance to such extent and against such hazards and liabilities as is commonly maintained by companies similarly situated.

         SECTION 3.18.  Existing Liens.  None of the assets of
    either Borrower or any of its Subsidiaries is subject to any Lien, except:

              (a) Liens for current taxes not delinquent or taxes being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by generally accepted accounting principles are being maintained;

              (b)  carriers', warehousemen's, mechanics',
         materialmen's and other like statutory Liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than 90 days or which are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by generally accepted accounting principles are being maintained;

              (c)  pledges or deposits in connection with
         workers' compensation, unemployment insurance and other social security legislation;

              (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, and other obligations of a like nature incurred in the ordinary course of business, and Liens securing reimbursement obligations created by open letters of credit for the purchase of inventory;

              (e) Liens granted by a Subsidiary of Tandy (other than TCC and TRC) to secure such Subsidiary's
         Indebtedness to Tandy or to any other Subsidiary of Tandy;

              (f) Liens granted by TRC to the Tandy Master Trust to secure TRC's Indebtedness to the Tandy Master Trust;

              (g) Liens, if any, disclosed in the financial statements referred to in Section 3.05; and

              (h)  Liens listed on Exhibit 3.18.

         SECTION 3.19. Environmental Matters. Each Borrower and each of its Subsidiaries has complied in all material respects with all federal, state, local and other statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution or to environmental regulation or control. Neither Borrower nor any of its Subsidiaries have received notice of any failure so to comply which alone or together with any other such failure could result in a material adverse effect on the business, assets, operations, prospects or condition (financial or otherwise) of such Borrower or such Subsidiary. None of the facilities of either Borrower or any of its Subsidiaries manage any hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants, as those terms are used in the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act or the Clean Water Act, in violation of any regulations promulgated pursuant thereto or in any other applicable law where such violation could result, individually or together with other violations, in a material adverse effect on the business, assets, operations, prospects or condition (financial or otherwise) of such Borrower or such Subsidiary


                            ARTICLE IV

                      CONDITIONS OF LENDING

         The obligations of the Banks to make Loans hereunder shall be subject to the following conditions precedent:

         SECTION 4.01.  All Borrowings.  On the date of each
    Borrowing hereunder:

              (a) The Funds Administrator shall have received a Notice of Borrowing as required by Section 2.03.

              (b) The representations and warranties set forth in Article III (except, in the case of a Borrowing in which the aggregate principal amount of Loans outstanding is not increased, Sections 3.06 and 3.08(a)) hereof shall be true and correct in all material respects with the same effect as though made on and as of such date.

              (c) Each Borrower shall be in compliance with the terms and provisions contained herein on its part to be observed or performed, and at the time of and immediately after such Borrowing no Event of Default or Default shall have occurred and be continuing.

    Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

         SECTION 4.02. All Borrowings to TCC. On the date of each Borrowing hereunder to TCC, the Banks shall have received a Borrowing Base Certificate setting forth the Borrowing Base accompanied by an accounts receivable aging schedule in the form of Exhibit 1.01-D hereto.

         SECTION 4.03. First Borrowing to Either Borrower. The obligations of the Banks to make Loans hereunder on the Closing Date to either Borrower are subject to the following additional conditions precedent:

              (a) The Banks shall have received a favorable written opinion of Rudolph L. Ennis, Staff Attorney of Tandy, to the effect set forth in Exhibit 4.03 hereto, dated the Closing Date, addressed to the Banks and satisfactory to Andrews & Kurth, special counsel for the Agents; provided, however, it is not a condition precedent to the Loans to be made to Tandy hereunder that such opinion address either the Operating Agreement or the Support Agreement.

              (b) All legal matters incident to this Agreement, the Notes and the Borrowings hereunder shall be satisfactory to Andrews & Kurth, special counsel for the Agents.

              (c) The Banks shall have received (i) a copy of the certificate of incorporation, as amended, of each Borrower, certified by the Secretary of State of Delaware and a certificate as to the good standing of and charter documents filed by each Borrower from such Secretary of State; (ii) a copy of the certificate of authority to do business in the State of Texas, certified by the Secretary of State of Texas and a certificate as to the good standing of each Borrower from the Comptroller of the State of Texas; (iii) a certificate of the Secretary or an Assistant Secretary of each Borrower, dated the Closing Date and certifying
         (A) that attached thereto is a true and complete copy of the bylaws of such Borrower as in effect on the date of such certificate and at all times since a date prior to the date of the resolutions described in (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Borrower authorizing the execution, delivery and performance of this Agreement, the Operating Agreement, the Support Agreement and the Notes to be delivered by such Borrower and the Borrowings by such Borrower hereunder and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate of incorporation of such Borrower has not been amended since the date of the last amendment thereto shown on the good standing certificate furnished pursuant to (i) above, and (D) as to the incumbency and specimen signature of each officer of such Borrower executing this Agreement, the Notes delivered by such Borrower or any other document delivered in connection herewith or therewith; (iii) a certificate of another officer of such Borrower as to the incumbency and specimen signature of the Secretary or such Assistant Secretary of such Borrower; and (iv) such other documents as any Bank or Andrews & Kurth, special counsel for the Agents, may reasonably request.

              (d) The Banks shall have received a certificate, dated the Closing Date and signed by the chief financial officer of Tandy, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.01.

              (e) The Administrative Agent shall have received the Notes duly executed by the Borrowers payable to the order of the respective Banks and otherwise complying with the provisions of Section 2.04.

              (f) The Administrative Agent shall have received a counterpart of the Agent's Letter duly executed by Tandy.

         SECTION 4.04. First Borrowing to TCC. The obligations of the Banks to make its initial Loans hereunder to TCC are subject to the following additional conditions precedent:

              (a) Tandy and TCC shall have duly executed and delivered a certificate certifying that attached thereto is a true and complete copy of the Operating Agreement together with all amendments thereto.

              (b) Tandy and TCC shall have duly executed and delivered the Support Agreement.

              (c) The Banks shall have received a favorable written opinion of Rudolph L. Ennis, Staff Attorney of Tandy, the Borrowers, dated on or prior to the date of the initial Loan to TCC, covering those matters set forth in Exhibit 4.03 hereto relating to the Operating Agreement and the Support Agreement, addressed to the Banks and satisfactory to Andrews & Kurth, special counsel for the Agents.

              (d) All legal matters incident to the Operating Agreement and the Support Agreement shall be satisfactory to Andrews & Kurth, special counsel for the Agents, including evidence that the agencies that have rated the commercial paper of TCC have consented to the Support Agreement.

              (e) The Banks shall have received a certificate, dated the date of the initial borrowing by TCC and signed by the chief financial officer of TCC, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.01.


                                 ARTICLE V

                           AFFIRMATIVE COVENANTS

         So long as this Agreement shall remain in effect or the principal of or interest on any Note, any Commitment Fee or any other expense or amount payable hereunder shall be unpaid and until the Commitments of the Banks shall expire or terminate, unless the Required Banks shall otherwise consent in writing, the Borrowers covenant and agree with each Bank that:

         SECTION 5.01. Existence. Each Borrower will maintain and preserve, and, subject to the provisions of clauses (w),
    (x) and (y) of Section 6.03, will cause each of its Significant Subsidiaries to maintain and preserve, its respective existence as a corporation or other form of business organization, as the case may be, and all rights, privileges, licenses, patents, patent rights, copyrights, trademarks, trade names, franchises and other authority to the extent material and necessary for the conduct of its respective businesses in the ordinary course as conducted from time to time, including, in the case of Tandy, its good standing and qualification to do business in the State of Texas. TCC is not required to be qualified to do business in the State of Texas as of the Effective Date.

         SECTION 5.02. Repair. Each Borrower will maintain, preserve and keep, and will cause each of its Significant Subsidiaries to maintain, preserve and keep, all of its properties in good repair, working order and condition, and from time to time make, and each Borrower will make, and will cause each of its Significant Subsidiaries to make, all necessary and proper repairs, renewals, replacements, additions, betterments and improvements thereto so that at all times the efficiency thereof shall be fully preserved and maintained; each Borrower will at all times do or cause to be done all things necessary to preserve, renew and keep in full force and effect, and will cause each of its Significant Subsidiaries to do or cause to be done all things necessary to preserve, renew and keep in full force and effect, the rights, licenses, permits, franchises, patents, copyrights, trademarks and trade names material to the conduct of its businesses; maintain and operate such businesses in substantially the manner in which they are presently conducted and operated (subject to changes in the ordinary course of business); comply in all material respects with all laws and regulations applicable to the operation of such businesses whether now in effect or hereafter enacted and with all other applicable laws and regulations; and take all action which may be required to obtain, preserve, renew and extend all licenses, permits and other authorizations which may be material to the operation of such businesses.

         SECTION 5.03. Insurance. The Borrowers will maintain, on a consolidated basis, insurance to such extent and against such hazards and liabilities as is commonly maintained by companies similarly situated or as the Agents or the Required Banks may reasonably request from time to time.

         SECTION 5.04. Obligations and Taxes. Each Borrower will, pay and discharge, and will cause each of its Subsidiaries to pay and discharge, when due, all taxes, assessments and governmental charges or levies imposed upon such Borrower or such Subsidiary, as the case may be, as well as all lawful claims for labor, materials and supplies or otherwise unless and only to the extent that such Borrower or such Subsidiary, as the case may be, is contesting such taxes, assessments and governmental changes, levies or claims in good faith and by appropriate proceedings and such Borrower or such Subsidiary has set aside on its books such reserves or other appropriate provisions therefor as may be required by generally accepted accounting principles.

         SECTION 5.05.  Financial Statements; Reports.  Each
    Borrower will furnish to the Agents and each Bank:

              (a) Annual Audit Reports. Within 90 days after the end of each fiscal year of each Borrower, a copy of the annual audit report of Tandy and its Subsidiaries prepared on a consolidated basis and of TCC, in each case, in conformity with generally accepted accounting principles consistently applied and certified by Price Waterhouse or another independent certified public accountant of recognized national standing;

              (b) Quarterly Financial Statements. (i) Within 45 days after the end of each quarter (except the last quarter) of each fiscal year of each Borrower, a copy of the Form 10-Q of Tandy and of TCC, in each case, for such quarter, prepared in accordance with the rules, regulations and guidelines of the Securities and Exchange Commission, subject to normal year end audit adjustments and (ii) within 45 days after the end of each quarter of each fiscal year of TCC, an unaudited unconsolidated balance sheet and statement of cash flows, as at the close of such quarter and for such quarter, together with a certificate of the chief financial officer or the chief accounting officer of TCC certifying that such financial statements were prepared in accordance with generally accepted accounting principles consistently applied and demonstrating in reasonable detail compliance by TCC as at the end of such fiscal quarter with Section 6.05 and setting forth the tangible net worth on an unconsolidated basis of TCC as at the end of such fiscal quarter and the Net Earnings Available for Fixed Charges and the Fixed Charges (as such terms are defined in, and calculated pursuant to, the Support Agreement) of TCC for the twelve-month period ending at the end of such fiscal quarter.

              (c) Officer's Certificate. Together with the financial statements furnished by the Borrowers under the preceding clauses (a) and (b), a certificate of each Borrower's chief financial officer, dated the date of such annual audit report or such quarterly financial statement, as the case may be, to the effect that no Event of Default or Default, has occurred or is continuing, or if there is any such event, describing it and the steps, if any, being taken to cure it;

              (d) Borrowing Base Certificate of TCC. Within 20 days after the end of each calendar month, a Borrowing Base Certificate and an accounts receivable aging schedule substantially in the form of Exhibit 1.01-C hereto, provided, however, that if no Loans to TCC are outstanding hereunder, such certificate and schedule shall be provided concurrently with any delivery under clauses (a) and (b) above;

              (e) SEC and Other Reports. Copies of each filing and report made by either Borrower or any Subsidiary of Tandy with or to any securities exchange or the Securities and Exchange Commission and each communication from either Borrower or any Subsidiary of Tandy to shareholders generally, promptly upon the making thereof; and

              (f) Requested Information. Promptly, from time to time, such other reports or information as the Agents or any Bank may reasonably request.

         SECTION 5.06. Litigation and Other Notices. Each Borrower will notify the Agents and the Banks in writing of any of the following immediately upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken by the Person(s) affected with respect thereto:

              (a) Judgment. The entry of any judgment or decree against TCC if the amount of such judgment or decree exceeds $10,000,000 or against Tandy and its other Subsidiaries, taken as a whole, if the amount of such judgment or decree exceeds $25,000,000, in each case, after deducting the amount with respect to which TCC, Tandy or such other Subsidiaries is insured and with respect to which the insurer has assumed responsibility in writing;

              (b)  Suits and Proceedings.  The filing or
         commencement of any action, suit or proceeding, whether at law or in equity or by or before any court or any federal, state, municipal or other governmental agency or authority as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, could materially impair the right of either Borrower or its Significant Subsidiaries to carry on business substantially as then conducted or materially and adversely affect the business, assets, operations, prospects or condition (financial or otherwise) of either Borrower or any of its Significant Subsidiaries;

              (c) Default. The occurrence of any Event of Default or Default;

              (d) Material Adverse Change. The occurrence of a material adverse change in the business, operations or condition (financial or otherwise) of either Borrower and its Significant Subsidiaries, taken as a whole;

              (e) Pension and Welfare Plans. The occurrence of a Reportable Event with respect to any Plan; the institution of any steps by either Borrower, any of its Subsidiaries or any ERISA Affiliate, the PBGC or any other Person to terminate any Plan; the institution of any steps by either Borrower, or any of its Subsidiaries or any ERISA Affiliate to withdraw from any Plan; or the incurrence of any material increase in the contingent liability of either Borrower or any of its Subsidiaries with respect to any post-retirement welfare benefits; and

              (f) Other Events. The occurrence of such other events as the Agents or the Required Banks may reasonably from time to time specify.

         SECTION 5.07.  ERISA.  Each Borrower will comply, and
    Tandy will cause each of its other Subsidiaries to comply, in all material respects with the applicable provisions of ERISA.

         SECTION 5.08. Books, Records and Access. Each Borrower will maintain, and will cause each of its Significant Subsidiaries to maintain, complete and accurate books and records in which full and correct entries in conformity with generally accepted accounting principles shall be made of all dealings and transactions in relation to the business and activities of each Borrower and such Significant Subsidiaries. Each Borrower will permit, and will cause each of its Significant Subsidiaries to permit, reasonable access by the Agents and each Bank, upon reasonable request, to the books and records relating to each Borrower and its Significant Subsidiaries during normal business hours, to permit or cause to be permitted, the Agents and each Bank to make extracts from such books and records and permit, or cause to be permitted, upon reasonable request, any authorized representative designated by any Bank to discuss the affairs, finances and condition of either Borrower or any of its Significant Subsidiaries with such Person's principal financial officers and principal accounting officers and such other officers as either Borrower shall deem appropriate.

         SECTION 5.09. Use of Proceeds. Tandy will use the proceeds of the Loans only for general corporate purposes including the repayment of its commercial paper maturing from time to time. TCC will use the proceeds of its Loans only to repay its commercial paper maturing from time to time and will use the proceeds of such commercial paper only (i) to finance credit card or installment contract sales of Radio Shack and Tandy Name Brand Divisions and (ii) to repay Permitted Indebtedness.

         SECTION 5.10. Operating Agreement; Support Agreement. Each Borrower will perform, observe and comply with each of its covenants and agreements in the Operating Agreement and the Support Agreement, do or cause to be done all things necessary to keep the Operating Agreement and the Support Agreement in full force and effect and the rights of the Borrowers thereunder unimpaired.

         SECTION 5.11.  Nature of Business.  Each Borrower will
    engage in, and will cause each of its other Significant
    Subsidiaries to engage in, substantially the same field of business as they are engaged in on the date hereof.

         SECTION 5.12. Compliance. Each Borrower will comply, and will cause each of its Subsidiaries to comply, in all material respects with all statutes and governmental rules and regulations applicable to it including all such statutes and government rules and regulations relating to environmental pollution or to environmental regulation and control.


                             ARTICLE VI

                         NEGATIVE COVENANTS

         So long as this Agreement shall remain in effect or the principal of or interest on any Note, any Commitment Fee or any other expense or amount payable hereunder shall be unpaid and until the Commitments of the Banks shall expire or terminate, unless the Required Banks shall otherwise consent in writing, the Borrowers covenant and agree with each Bank that:

         SECTION 6.01. Liens. The Borrowers will not, and will not permit any of their respective Subsidiaries to, incur, create, assume or permit to exist any Lien on any of its property or assets, whether owned at the date hereof or hereafter acquired, or assign or convey any rights to or security interests in any future revenues, except:

              (a) Liens in connection with the acquisition by Tandy or such Subsidiary (other than TCC) of property after the date hereof by way of purchase money, mortgage, conditional sale or other title retention agreement, capitalized lease or other deferred payment contract, and attaching only to the property being acquired, if the Indebtedness secured thereby does not exceed 80% (100% in the case of a capitalized lease) of the fair market value of such property at the time of acquisition thereof nor $100,000,000 in the aggregate for Tandy and all Subsidiaries at any one time outstanding; (b) Liens referred to in Section 3.18;

              (c) Other Liens securing obligations of Tandy and its Subsidiaries (other than TCC and TRC) not to exceed $50,000,000 in the aggregate and attaching to property of Tandy or such other Subsidiary whose aggregate fair market value does not exceed $50,000,000; and

              (d) extensions, renewals and replacements of liens referred to in paragraphs (a) through (d) of this
         Section 6.01; provided, that any such extension, renewal or replacement lien shall be limited to the property or assets covered by the Lien extended, renewed or replaced and that the obligations secured by any such extension, renewal or replacement lien shall be in an amount not greater than the amount of the obligations secured by the Lien extended, renewed or replaced.

         SECTION 6.02. Sale and Leaseback Transactions. TCC will not enter into any arrangement, directly or indirectly, with any person whereby TCC shall sell or transfer any real or personal property, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property which TCC intends to use for substantially the same purpose or purposes as the property being sold or transferred, without the prior written consent of the Required Banks.

         SECTION 6.03. Merger, Purchase and Sale. The Borrowers will not, and will not permit any of their respective
    Subsidiaries, to:

              (a)  be a party to any merger or consolidation;

              (b) sell, transfer, convey, lease or otherwise dispose of all or any substantial part of its assets;

              (c) sell or assign, with or without recourse, any accounts receivable or chattel paper; or

              (d)  purchase or otherwise acquire all or
         substantially all the assets of any Person.

    Notwithstanding the foregoing:

              (u) TCC may sell all or substantially all of its Accounts (including "Customer Obligations" as defined in the Operating Agreement) for reasonably equivalent value to TRC;

              (v) TRC may transfer and assign all of its right, title and interest in its credit card receivables to the Tandy Master Trust pursuant to one or more pooling and servicing agreements;

              (w) any Subsidiary (other than TCC) may merge into Tandy or into or with any Wholly-owned Subsidiary so long as Tandy or such Wholly-owned Subsidiary, as the case may be, shall be the surviving entity, provided, however, TRC may not merge into TCC;

              (x) any Subsidiary (other than TCC) may sell, transfer, convey, lease or assign all or a substantial part of its assets to Tandy or any Wholly-owned
         Subsidiary;

              (y) any Person (other than TCC) may merge into Tandy and Tandy may acquire all or substantially all the assets of any Person; and

              (z) Tandy and any of its Subsidiaries (other than TCC) may in the ordinary course of its business sell, transfer, convey, lease or otherwise dispose of all or any substantial part of the assets of Tandy and its Subsidiaries taken as a whole;

    provided, in each of the cases described in the preceding clauses (u), (v), (w), (x), (y) and (z), that immediately thereafter and after giving effect thereto:

              (i) no Event of Default or Default shall have occurred and be continuing;

              (ii)  Tandy is a surviving entity;

              (iii) the surviving officers of Tandy shall be substantially the same; and

              (iv) Tandy shall at all times own 100% of the issued and outstanding stock of TCC.

         For purposes of this Section 6.03 only, a sale, transfer, conveyance, lease or other disposition of assets shall be deemed to be a "substantial part" of the assets of Tandy and its Subsidiaries only if the value of such assets, when added to the value of all other assets sold, transferred, conveyed, leased or otherwise disposed of by Tandy and its Subsidiaries (other than (i) pursuant to clauses (x) and (z) of this Section 6.03) during the same fiscal year, exceeds 15% of Tandy's consolidated total assets determined as of the end of the immediately preceding fiscal year. As used in the preceding sentence, the term "value" shall mean, with respect to any asset disposed of, the greater of such asset's book or fair market value as of the date of disposition, with "book value" being the value of such asset as would appear immediately prior to such disposition on a balance sheet of the owner of such asset prepared in accordance with generally accepted accounting principles.

         SECTION 6.04. Disposition of Accounts. TCC will not sell, transfer, discount or otherwise dispose of any Accounts unless such sale or other disposition shall be without recourse to TCC except (a) to the extent of breaches of customary representations and warranties on sale that do not relate in any way to creditworthiness of any obligor on such receivables or the collectibility or payment thereof, (b) as permitted by the Operating Agreement and (c) as permitted by
    Section 6.03.

         SECTION 6.05. Stockholders' Equity of TCC. TCC will not permit (a) its Stockholders' Equity less (b) the sum of
    (i) all Indebtedness owed by TRC to TCC plus (ii) the value of all Investments of TCC in TRC to be less at any time than 15% of the aggregate principal amount of its Indebtedness.

         SECTION 6.06.  Indebtedness.  TCC will not incur,
    create, assume or permit to exist any Indebtedness other than Permitted Indebtedness.

         SECTION 6.07. Investments. The Borrowers will not, and will not permit any of their respective Subsidiaries to, make or permit to exist any Investment in any Person, except for:

              (a) loans or advances constituting Indebtedness of Subsidiaries (other than TCC and TRC) to Tandy and to Wholly-owned Subsidiaries, Permitted Indebtedness of TCC to Tandy; provided, however, TCC may not make any Investment in Tandy or any Subsidiary of Tandy;

              (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale of goods and services in the ordinary course of business;

              (c)  shares of stock, obligations or other
         securities received in settlement of claims arising in the ordinary course of business;

              (d) Investments in securities maturing within two years issued or fully guaranteed or insured by the United States of America or any agency thereof;

              (e) Investments in commercial paper maturing in 270 days or less from the date of issuance rated in the highest or second highest grade by a nationally recognized credit rating agency;

              (f)  Investments in United States dollar
         denominated time deposits maturing within two years issued by a bank or trust company having capital, surplus and undivided profits aggregating at least 500,000,000;

              (g) Investments (other than Investments in the nature of loans or advances) outstanding on the date hereof in Subsidiaries by Tandy and its Subsidiaries
         (other than TCC);

              (h) other Investments outstanding on the date hereof and listed on Exhibit 6.07;

              (i)  other Investments of Tandy and its
         Subsidiaries (other than TCC) not exceeding 7.5% of Consolidated Tangible Net Worth at any time;

              (j)  Investments of TCC in Accounts;

              (k) Investments of TCC in TRC arising from the transfer by TCC of Accounts to TRC pursuant to clause
         (u) of Section 6.03;

              (l) Investments of TRC in the Tandy Master Trust pursuant to the transactions permitted by clause (v) of
         Section 6.03; and

              (m) endorsements of negotiable instruments for deposit or collection in the ordinary course of business.

         SECTION 6.08. Capital Stock. TCC will not issue, sell, or otherwise dispose of any shares of its capital stock or any securities convertible into or exchangeable for any such shares, or any warrants, options, or other rights to subscribe for or purchase any such shares, other than the issuance by TCC of additional shares of its capital stock to Tandy pursuant to Section 6.14.

         SECTION 6.09. Transactions with Affiliates. Neither Borrower will enter into any transaction with any Affiliate except in the ordinary course of business and upon fair and reasonable terms no less favorable than such Borrower could obtain or could become entitled to in an arm s-length transaction with a person or entity which was not an Affiliate; provided, however, this Section 6.09 shall not apply to the purchase of, and payment for, Accounts by TCC pursuant to the terms and conditions of the Operating Agreement.

         SECTION 6.10. Amendments and Modifications of the Operating Agreement and Support Agreement. Neither Borrower will assign, amend, alter the terms of, or surrender, cancel, or terminate, or permit any such assignment, amendment, alteration, surrender, cancellation or termination, of the Operating Agreement or the Support Agreement without the concurrence of the Required Banks, notwithstanding anything in either the Operating Agreement or the Support Agreement to the contrary.

         SECTION 6.11. Other Agreements. The Borrowers will not, and will not permit any of their respective Subsidiaries to, enter into any agreement containing any provision which would be violated or breached by such Borrower's performance of its obligations hereunder or under any instrument or document delivered or to be delivered by such Borrower hereunder or in connection herewith.

         SECTION 6.12.  Fiscal Year; Accounting.  Neither
    Borrower will change its fiscal year or method of accounting
    (other than immaterial changes and methods and changes authorized by generally accepted accounting principles).

         SECTION 6.13. Credit Standards. Neither Tandy nor TCC will modify in any way the credit standards and procedures, the collection policies or the loss recognition procedures with respect to the creation or collection of Accounts if the modification would have a material adverse effect on the financial condition of TCC or Tandy.

         SECTION 6.14. Dividends. Neither TCC nor TRC will declare or pay, directly or indirectly, any dividends (other than in shares of its common stock) or make any other distribution, whether in cash, property, securities or a combination thereof, with respect to (whether by reduction of capital or otherwise) any shares of capital stock, or directly or indirectly redeem, purchase, retire or otherwise acquire for consideration, any shares of any class of capital stock, or set apart any sum for the aforesaid purposes, except that TRC may pay cash dividends to TCC and, so long as there shall not have occurred any Event of Default or any Default after giving effect thereto, TCC may pay cash dividends to Tandy.

         SECTION 6.15 Pension Plans. The Borrowers will not permit, and will not permit any of their respective Subsidiaries to permit, any condition to exist in connection with any Plan which might constitute grounds for the PBGC to institute proceedings to have such Plan terminated or a trustee appointed to administer such Plan, and not engage in, or permit to exist or occur, and will not permit any of their respective Subsidiaries to engage in, or permit to exist or occur, any other condition, event or transaction with respect to any Plan which could result in the incurrence by either Borrower or any such Subsidiary of any material liability, fine or penalty.

         SECTION 6.16.  Senior Indebtedness to Tangible Net Worth
    Ratio.  Tandy will not permit the ratio of its Consolidated
    Senior Indebtedness to its Consolidated Tangible Net Worth to exceed 1.0 to 1.0.

         SECTION 6.17. Tangible Net Worth of Tandy. Tandy will not permit its Consolidated Tangible Net Worth to be less than $1,000,000,000.

         SECTION 6.18. Guaranties. The Borrowers will not, and will not permit any of their respective Subsidiaries to, become or be liable under any Guaranty except Guaranties (a) which (x) in the case of Guaranties of Indebtedness for borrowed money, guarantee Indebtedness with a maximum principal amount, and (y) in all other cases are limited in amount to a stated maximum dollar exposure, (b) which are included in Indebtedness, and (c) which are:

              (i)  Guaranties by Tandy or a Wholly-owned
         Subsidiary (other than TCC and TRC) of the Indebtedness of a Subsidiary of Tandy;

              (ii) Guaranties by a Subsidiary of Tandy (other than TCC and TRC) of Indebtedness of Tandy;

              (iii)  Guaranties by Tandy of $100,000,000 9.34%
         TESOP Notes due June 30, 2000 issued by the plan trustee to fund the Tandy Employee Stock Ownership Plan; or

              (iv)  other Guaranties of Indebtedness not
         exceeding $50,000,000 in aggregate principal amount at any time outstanding, and, in the case of TCC, which are permitted by Section 6.06.

         SECTION 6.19. Leases. The Borrowers will not at any time enter into or permit to exist, and will not permit any of their respective Subsidiaries to enter into or permit to exist, any arrangements for the leasing by either Borrower or any of its Subsidiaries, as lessee, of any real or personal property (or any interest therein) under leases (other than capitalized leases); provided, however, the Borrowers and their respective Subsidiaries (other than TCC) may enter into and permit to exist such leases which require the payment by Tandy and such Subsidiaries on a consolidated basis of minimum rental amounts in the aggregate in any one fiscal year not in excess of 25% of Consolidated Tangible Net Worth as of the end of the fiscal year preceding such time.

         SECTION 6.20. Certificate of Incorporation of TRC. The Borrowers will not permit the Restated Certificate of Incorporation of TRC to be amended without the prior written consent of the Required Banks if the affect of such amendment would materially and adversely affect the Banks; provided, however, so long as the Tandy Guaranty shall be in full force and effect, the Borrowers shall not be required to comply with the provisions of this Section 6.20.


                            ARTICLE VII

                         EVENTS OF DEFAULT

         SECTION 7.01.  Events of Default.  In case of the
    happening of any of the following events (herein called
    "Events of Default"):

              (a) any representation or warranty made or deemed made in or in connection with this Agreement, the Operating Agreement, the Support Agreement or the Notes or the Borrowings hereunder or in any report, certificate, financial statement or other instrument furnished in connection with this Agreement, the Operating Agreement, the Support Agreement or the execution and delivery of the Notes or the Borrowings hereunder shall prove to have been false or misleading in any material respect when made or deemed made;

              (b) default shall be made in the payment of any principal of, or any installment of principal of, any Note when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

              (c) default shall be made in the payment of any interest on any Note or any Commitment Fee or any other amount due under this Agreement, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five days;

              (d) default shall be made in the due observance or performance of any covenant, condition or agreement contained in Sections 5.01, 5.05 or 5.06 or Article VI; provided, however, that no Event of Default shall be deemed to have occurred by reason of any noncompliance with Section 6.05 if Tandy shall promptly, and in any event within 30 days after the last Business Day of the calendar month most recently elapsed at the time such noncompliance is discovered by the Borrowers furnish to the Administrative Agent in sufficient counterparts for each Bank (i) a guaranty in substantially the form of
         Exhibit 7.01 (the "Tandy Guaranty") duly executed by Tandy, (ii) a copy of a resolution of the board of directors of Tandy, authorizingthe Tandy Guaranty, which copy shall be certified to be a true and complete copy by the Secretary or Assistant Secretary of Tandy and
         (iii) an opinion of counsel for Tandy in form and substance satisfactory to the Administrative Agent to the effect that the Tandy Guaranty has been duly authorized, executed and delivered on behalf of Tandy and constitutes the legal, valid and binding obligation of Tandy enforceable against Tandy in accordance with its terms; further provided that so long as the Tandy Guaranty shall be in full force and effect, no Event of Default shall be deemed to have occurred by reason of any noncompliance with Section 6.05;

              (e) default shall be made in the due observance or performance of any other covenant, condition or agreement to be observed or performed pursuant to this Agreement, the Operating Agreement, the Support
         Agreement or the Tandy Guaranty, if delivered, and such default shall continue unremedied for 15 days;

              (f) either Borrower or any of its Subsidiaries (other than an Insignificant Foreign Subsidiary) shall
         (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other federal or state bankruptcy, insolvency, liquidation or similar law, (ii) consent to the institution of, or fail to contravene in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for such Borrower or such Subsidiary or for a substantial part of either such Borrower's or such Subsidiary's property or assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors,
         (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or
         (vii) take any corporate or other action for the purpose of effecting any of the foregoing;

              (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of either Borrower or any of its Subsidiaries (other than an Insignificant Foreign Subsidiary), or of a substantial part of the property or assets of such Borrower or such Subsidiary, under Title 11 of the United States Code or any other federal or state bankruptcy, insolvency, receivership or similar law,
         (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for such Borrower or such Subsidiary or for a substantial part of the property of such Borrower or such Subsidiary or (iii) the winding-up or liquidation of such Borrower or such Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for 60 days;

              (h) default or defaults (other than defaults in the payment of principal or interest) shall be made with respect to any Indebtedness of either Borrower, if the total Indebtedness in default exceeds in the aggregate for both Borrowers an amount equal to $50,000,000 and if the effect of such default or defaults shall be to accelerate, or to permit the holder or obligee of any Indebtedness (or any trustee on behalf of such holder or obligee) to accelerate (with or without notice or lapse of time or both), the maturity of any Indebtedness; or any payment of principal or interest, regardless of amount, on any Indebtedness of either Borrower shall not be paid when due, whether at maturity, by acceleration or otherwise (after giving effect to any period of grace as specified in the instrument evidencing or governing such Indebtedness);

              (i) Tandy shall cease legally and beneficially to own all the issued and outstanding capital stock of TCC;

              (j)  A Change of Control shall occur;

              (k) a Reportable Event or Reportable Events shall have occurred with respect to any Plan or Plans that reasonably could be expected to result in liability of either Borrower to the PBGC in an aggregate amount in excess of $1,000,000 and within 30 days after the reporting of such Reportable Event or Reportable Events to the Banks the Agents shall have notified such Borrower in writing that (i) it has determined that on the basis of such Reportable Event or Reportable Events there are reasonable grounds for termination of the Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Plan and (ii) as a result of such determination, an Event of Default exists hereunder; or the PBGC shall have instituted proceedings to terminate any Plan or Plans, or a trustee shall have been appointed by a United States District Court to administer any Plan or Plans, with vested unfunded liabilities aggregating in excess of $1,000,000; or

              (l) there shall be entered against either Borrower or any other Subsidiary of Tandy one or more judgments or decrees in excess of $50,000,000 in the aggregate at any one time outstanding for the Borrowers and all such Subsidiaries and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof, excluding those judgments or decrees for and to the extent which the Borrowers or any such Subsidiary is insured and with respect to which the insurer has assumed responsibility in writing or for and to the extent which the Borrowers or any such Subsidiary is otherwise indemnified if the terms of such indemnification are satisfactory to the Required Banks;

    then, and in any such event (other than an event with respect to either Borrower described in paragraph (f) or (g) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Banks shall, by written or telegraphic notice to the Borrowers, take either or both of the following actions at the same or different times: (i) terminate forthwith the Commitments of the Banks hereunder (if not theretofore terminated) and (ii) declare the Notes then outstanding to be forthwith due and payable, whereupon the principal of the Notes, together with accrued interest thereon and any unpaid accrued Commitment Fees and all other liabilities of the Borrowers accrued hereunder, shall become forthwith due and payable both as to principal and interest, without presentment, demand, protest, notice of protest, notice of intent to accelerate, notice of acceleration or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any Note or other Loan Document to the contrary notwithstanding; and in any event with respect to either Borrower described in paragraph (f) or (g) above, the Commitments of the Banks shall automatically terminate (if not theretofore terminated) and the Notes shall automatically become due and payable, both as to principal and interest, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any Note to the contrary notwithstanding.


                           ARTICLE VIII

                            THE AGENTS

         SECTION 8.01. Authorization and Action. In order to expedite the various transactions contemplated by this Agreement, each Bank hereby irrevocably appoints and authorizes TCB-Dallas to act as Administrative Agent and TCB to act as Funds Administrator on its behalf. Each of the Banks, and each subsequent holder of any Note by its acceptance thereof, hereby irrevocably authorizes and directs the Agents to take such action on behalf of such Bank or holder under the terms and provisions of this Agreement and to exercise such powers hereunder as are specifically delegated to or required of the Agents by the terms and provisions hereof, together with such powers as are reasonably incidental thereto. The Agents are hereby expressly authorized on behalf of the Banks, without hereby limiting any implied authority, (a) to receive on behalf of each of the Banks any payment of principal of or interest on the Notes outstanding hereunder and all other amounts accrued hereunder paid to the Agents, and promptly to distribute to each Bank its proper share of all payments so received; (b) to give notice within a reasonable time on behalf of each of the Banks to the Borrowers of any Default or Event of Default specified in this Agreement of which the Agents have actual knowledge as provided in Section 8.08; (c) to distribute to each Bank copies of all notices, agreements and other material as provided for in this Agreement as received by such Agents; and (d) to distribute to the Borrowers any and all requests, demands and approvals received by the Agents or from the Banks.

         SECTION 8.02. Agent's Reliance, etc. Neither the Administrative Agent, the Funds Administrator nor any of its directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them hereunder except for its or his own gross negligence or willful misconduct (it being the express intention of the parties that the Administrative Agent and the Funds Administrator and their respective directors, officers, employees and agents shall have no liability for actions and omissions hereunder resulting from their ordinary sole or contributory negligence), or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrowers of any of the terms, conditions, covenants or agreements of this Agreement or any other Loan Document. Neither Agent shall be responsible to the Banks or the holders of the Notes for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement, the Notes, any other Loan Document or any other instrument to which reference is made herein. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes hereof until it shall have received from the payee of such Note notice, given as provided herein, of the transfer thereof. The Agents shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Banks, and, except as otherwise specifically provided herein, such instructions and any action taken or failure to act pursuant thereto shall be binding on all the Banks. The Agents shall, in the absence of knowledge to the contrary, be entitled to rely on any paper or document believed by them in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. Neither Agent nor any of its directors, officers, employees or agents shall have any responsibility to the Borrowers on account of the failure or delay in performance or breach by any Bank of any of its obligations hereunder or to any Bank on account of the failure of or delay in performance or breach by any other Bank or the Borrowers of any of their respective obligations hereunder or in connection herewith. The Agents may execute any and all duties hereunder by or through agents or employees and shall be entitled to advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

         The Banks hereby acknowledge that the Agents shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless an Agent shall be requested in writing to do so by the Required Banks.

         SECTION 8.03. Agent and Affiliates: TCB, TCB-Dallas and Affiliates. Without limiting the right of any other Bank to engage in any business transactions with either Borrower or any of its Affiliates, with respect to their Commitments, the Loans, if any, made by them and the Notes, if any, issued to them, TCB-Dallas and, to the extent it becomes the holder of any Note hereunder, TCB shall have the same rights and powers under this Agreement, any Note or any of the other Loan Documents as any other Bank and may exercise the same as though it were not respectively the Administrative Agent and the Funds Administrator; and the term "Bank" or "Banks" shall, unless otherwise expressly indicated, include TCB-Dallas and, to the extent TCB becomes the holder of any Note, TCB, in its individual capacity. TCB, TCB-Dallas and their respective Affiliates may be engaged in, or may hereafter engage in, one or more loan, letter of credit, leasing or other financing activities not the subject of the Loan Documents (collectively, the "Other Financings") with either Borrower or any of its Affiliates, or may act as trustee on behalf of, or depositary for, or otherwise engage in other business transactions with either Borrower or any of its Affiliates (all Other Financings and other such business transactions being collectively, the "Other Activities") with no responsibility to account therefor to the Banks. Without limiting the rights and remedies of the Banks specifically set forth in the Loan Documents, no other Bank shall have any interest in (a) any Other Activities, (b) any present or future guarantee by or for the account of either Borrower not contemplated or included in the Loan Documents, (c) any present or future offset exercised by either Agent in respect of any such Other Activities, (d) any present or future property taken as security for any such Other Activities or
    (e) any property now or hereafter in the possession or control of either Agent which may be or become security for the obligations of either Borrower under the Loan Documents by reason of the general description of indebtedness secured, or of property contained in any other agreements, documents or instruments related to such Other Activities; provided, however, that if any payment in respect of such guarantees or such property or the proceeds thereof shall be applied to reduction of the obligations evidenced hereunder and by the Notes, then each Bank shall be entitled to share in such application according to its pro rata portion of such obligations.

         SECTION 8.04. Agents Indemnity. Each Bank agrees (a) to reimburse the Agents, on demand, in the amount of such Bank's pro rata share (based on its Commitments hereunder) of any expenses incurred for the benefit of the Banks by either Agent, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Banks, not reimbursed by the Borrowers and (b) to indemnify and hold harmless each Agent and any of its directors, officers, employees or agents, on demand, in the amount of its pro rata share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, asserted against such Agent in its capacity as an Agent or any of them in any way relating to or arising out of this Agreement or any action taken or omitted by such Agent or any of them under this Agreement, to the extent not reimbursed by the Borrowers; provided, however, that no Bank shall be liable to an Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of such Agent or any of its directors, officers, employees or agents. Each Bank agrees, however, that it expressly intends, under this Section 8.04, to indemnify each Agent as aforesaid for all such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements resulting from such Agent's ordinary sole or contributory negligence.

         SECTION 8.05. Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon either Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon either Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under or based upon this Agreement, the other Loan Documents, any related agreement or any document furnished hereunder.

         SECTION 8.06. Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided herein, the Administrative Agent may resign at any time by giving written notice thereof to the Funds Administrator, the Banks and the Borrowers.
    Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 calendar days after the retiring Administrative Agent's giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States or of any state thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder and under the Notes by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the Notes. After any retiring Administrative Agent's resignation as Administrative Agent hereunder and under the Notes, the provisions of this Article VIII and Section 9.04 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the Notes.

         SECTION 8.07. Successor Funds Administrator. Subject to the appointment and acceptance of a successor Funds Administrator as provided herein, the Funds Administrator may resign at any time by giving written notice thereof to the Administrative Agent, the Banks and the Borrowers. Upon any such resignation, the Required Banks shall have the right to appoint a successor Funds Administrator. If no successor Funds Administrator shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 calendar days after the retiring Funds Administrator's giving of notice of resignation, then the retiring Funds Administrator may, on behalf of the Banks, appoint a successor Funds Administrator, which shall be a commercial bank organized or licensed under the laws of the United States or of any state thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Funds Administrator hereunder and under the Notes by a successor Funds Administrator, such successor Funds Administrator shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Funds Administrator, and the retiring Funds Administrator shall be discharged from its duties and obligations under this Agreement and the Notes. After any retiring Funds Administrator's resignation as Funds Administrator hereunder and under the Notes, the provisions of this Article VIII and
    Section 9.04 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Funds Administrator under this Agreement and the Notes.

         SECTION 8.08. Notice of Default. Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent shall have received notice from a Bank or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default" or "notice of event of default", as applicable. If an Agent receives such a notice, such Agent shall give notice thereof to the Banks and, if such notice is received from a Bank, such Agent shall give notice thereof to the other Agent, the other Banks and the Borrowers. The Agent shall be entitled to take action or refrain from taking action with respect to such Default or Event of Default as provided in
    Section 8.01 and Section 8.02.


                               ARTICLE IX

                              MISCELLANEOUS

         SECTION 9.01.  Notices.  All Notices, consents,
    requests, approvals, demands and other communications
    (collectively, "Communications") provided for herein shall be in writing (including telecopy or telegraphic Communications) and shall be delivered by hand or overnight courier service, mailed or sent by telex, graphic scanning or other telegraphic communications equipment addressed:

              (a)  if to Tandy, at 1700 One Tandy Center, Fort
         Worth, Texas 76102, Attention of Dwain H.  Hughes,
         Assistant Treasurer (Telecopy No. (817) 390-2638);

              (b)  if to TCC, at 1700 One Tandy Center, Fort
         Worth, Texas 76102, Attention of Dwain H.  Hughes,
         Assistant Treasurer (Telecopy No. (817) 390-2638);

              (c)  if to the Administrative Agent, at One Tandy
         Center, Fort Worth, Texas 76102, Attention of Richard
         Barajas, Vice President (Telecopy No. (817) 878-7591);

              (d)  if to the Funds Administrator, at 712 Main
         Street, Houston, Texas 77002, Attention of Susan
         Cummins, Investment Officer (Telecopy No. (713)
         546-2339); and

              (e)  if to any Bank, at its address set forth on
         Schedule I attached hereto or in the Assignment and Acceptance pursuant to which such Bank became a party hereto.

    All Communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telex, telecopy or other telegraphic communications equipment of the sender, or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this
    Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this
    Section 9.01.

         SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrowers herein and in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with this Agreement shall be considered to have been relied upon by the Banks and shall survive the making by the Banks of the Loans and the execution and delivery to the Banks of the Notes evidencing such Loans and shall continue in full force and effect as long as the principal of or any accrued interest on any Note or any Commitment Fee or any other fee or amount payable under the Notes or this Agreement is outstanding and unpaid and so long as the Commitments have not been terminated.

         SECTION 9.03.  Successors and Assigns; Participations.
    (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrowers, the Agents or the Banks that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns. The Borrowers may not assign or transfer any of their respective rights or obligations hereunder without the prior written consent of all the Banks.

              (b) Each Bank may assign to one or more Eligible Assignees a portion (but not all) of its interests, rights and obligations under this Agreement (including a portion of its Commitments with respect to both Tranches and the same portion of the Loans of its Tranches at the time owing to it and the Notes held by it); provided, however, that (i) except in the case of an assignment to a Bank or an Affiliate of a Bank, the Borrowers and the Agents must give their prior written consent by countersigning the Assignment and Acceptance (which consent shall not be unreasonably withheld), (ii) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank's rights and obligations to this Agreement, (iii) the amount of the Commitments of the assigning Bank of each Tranche subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Funds Administrator) shall in no event be less than $10,000,000 and shall be in an amount which is an integral multiple of $1,000,000, (iv) the parties to each such assignment shall execute and deliver to the Funds Administrator, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Notes subject to such assignment and a processing and recordation fee of $2,000, and (v) the assignee shall deliver to the Agents an Administrative Questionnaire. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, (x) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and (y) the Bank thereunder shall, to the extent provided in such assignment, be released from its obligations under this Agreement.

              (c) By executing and delivering an Assignment and Acceptance, the assigning Bank thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by the Borrowers of any of their respective obligations under this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;
    (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 3.05 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon either Agent, such Bank's assignor or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

              (d) The Funds Administrator shall maintain at its address referred to in Section 9.01 a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Banks and the Commitments of, and principal amount of the Loans owing to, each Bank from time to time (the "Register"). The entries in the Register shall be conclusive, in the absence of demonstrable error, and the Borrowers, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers, the Administrative Agent or any Bank at any reasonable time and from time to time upon reasonable prior notice.

              (e)  Upon its receipt of an Assignment and
    Acceptance executed by an assigning Bank and an Eligible Assignee together with the Notes subject to such assignment, the processing and recordation fee referred to in paragraph
    (b) above and, if required, the Borrowers written consent to such assignment, the Funds Administrator shall (subject to the consent of the Agents to such assignment, if required), if such Assignment and Acceptance has been completed and is in the form of Exhibit 1.01-B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers, the Banks and the Administrative Agent. Within five Business Days after receipt of notice, the Borrowers, at their own expense, shall execute and deliver to the Funds Administrator in exchange for the surrendered Notes a new Tranche A Note to the order of such Eligible Assignee in an amount equal to the assigning Bank's Tranche A Commitment assumed by it pursuant to such Assignment and Acceptance and a new Tranche B Note to the order of such Eligible Assignee in an amount equal to the assigning Bank's Tranche B Commitment assumed by such Eligible Assignee pursuant to such Assignment and Acceptance, and a new Tranche A Note to the order of the assigning Bank in an amount equal to the portion of its Tranche A Commitment retained by the assigning Bank hereunder and a new Tranche B Note to the order of the assigning Bank in an amount equal to the portion of its Tranche B Commitment retained by the assigning Bank hereunder. Such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the respective form of Exhibit 2.04-A or Exhibit 2.04-B hereto, as applicable. Cancelled Notes shall be returned to the Borrower that is the signatory thereto.

              (f) Each Bank may without the consent of the Borrowers or either Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it and the Notes held by it); provided, however, that (i) such Bank's obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the cost protection provisions contained in Sections 2.11 through 2.13 to the same extent that the Bank from which such participating bank or other entity acquired its participation would be entitled to the benefit of such cost protection provisions and (iv) the Borrowers, the Agents and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, and such Bank shall retain the sole right to enforce the obligations of the Borrowers relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers with respect to any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, or the dates fixed for payments of principal of or interest on the Loans).

              (g) Any Bank or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.03, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrowers furnished to such Bank by or on behalf of the Borrowers; provided that prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of any confidential information relating to the Borrowers received from such Bank.

              (h) Anything in this Section 9.03 to the contrary notwithstanding, any Bank may at any time, without the consent of the Borrowers or either Agent, assign and pledge all or any portion of its Commitment and the Loans owing to it to any Federal Reserve Bank (and its transferees) as collateral security pursuant to Regulation A of the Board and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Bank from its obligations hereunder.

         SECTION 9.04. Expenses of the Banks; Indemnity. (a) Tandy agrees to pay all reasonable out-of-pocket expenses reasonably incurred by the Agents in connection with the preparation of this Agreement, the Notes and the other Loan Documents or with any amendments, modifications or waivers of the provisions hereof (whether or not the transactions hereby contemplated shall be consummated) or reasonably incurred by either Agent or any Bank in connection with the enforcement or protection of their rights in connection with this Agreement or with the Loans made or the Notes issued hereunder, including the reasonable fees and disbursements of Andrews & Kurth, special counsel for the Agents, and, in connection with such enforcement or protection, the reasonable fees and disbursements of other counsel for any Bank, including allocated staff counsel costs. Tandy agrees that it shall indemnify the Banks from and hold them harmless against any documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement or any of the Notes.

              (b) Tandy agrees to indemnify the Agents and the Banks and their directors, officers, employees and agents (each such Person being called an "Indemnitee") against, and to hold the Banks and such Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution and delivery of this Agreement and the other documents contemplated hereby, the performance by the parties hereto and thereto of their respective obligations hereunder and thereunder (including but not limited to the making of the Commitments of each Bank) and consummation of the transactions contemplated hereby and thereby, (ii) the use of proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Bank, apply to any such losses, claims, damages, liabilities or related expenses that are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. Tandy agrees, however, that it expressly intends to indemnify each Indemnitee from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses arising out of the ordinary sole or contributory negligence of such Indemnitee, but not the gross negligence or willful misconduct of such Indemnitee.

              (c) The provisions of this Section 9.04 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any Note, or any investigation made by or on behalf of any Bank. All amounds due under this Section 9.04 shall be payable on written demand therefor.

         SECTION 9.05. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of either Borrower against any of and all the obligations of the Borrowers now or hereafter existing under this Agreement and the Notes held by such Bank, irrespective of whether or not such Bank shall have made any demand under this Agreement or such Notes and although such obligations may be unmatured. Each Bank agrees promptly to notify such Borrower after any such setoff and application made by such Bank, but the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Bank under this Section 9.05 are in addition to other rights and remedies (including other rights of setoff) which such Bank may have under applicable law.

         SECTION 9.06. Governing Law. This Agreement, the Notes, the other Loan Documents and all other documents executed in connection herewith, shall be deemed to be contracts and agreements executed by the Borrowers, the Agents and the Banks under the laws of the State of Texas and of the United States of America and for all purposes shall be governed by, and construed and interpreted in accordance with, the laws of said state (without regard to principles of conflicts of law) and of the United States of America. Without limitation of the foregoing, nothing in this Agreement, the Notes or the other Loan Documents shall be deemed to constitute a waiver of any rights which any Bank may have under applicable federal legislation relating to the amount of interest which such Bank may contract for, take, receive, or charge in respect of any Loans, including any right to take, receive, reserve and charge interest at the rate allowed by the law of the state where such Bank is located. The Agents, the Banks and the Borrowers further agree that insofar as the provisions of Article 1.04, Subtitle 1, Title 79, of the Revised Civil Statutes of Texas, 1925, as amended, are at any time applicable to the determination of the Highest Lawful Rate with respect to the Notes, the indicated rate ceiling computed from time to time pursuant to Section (a) of such Article shall apply to the Notes, provided, however, that to the extent permitted by such Article, the Funds Administrator may from time to time by notice from the Funds Administrator to the Borrowers revise the election of such interest rate ceiling as such ceiling affects the then current or future balances of the Loans outstanding hereunder and under the Notes. The provisions of Chapter 15 of Subtitle 3 of the said Title 79 do not apply to this Agreement or any Note issued hereunder.

         SECTION 9.07. Waivers; Amendments. (a) No failure or delay of any Agent or any Bank in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the Banks hereunder are cumulative and not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement, the Notes or the other Loan Documents or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be authorized as provided in paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances. Each holder of any of the Notes shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not such Notes shall have been marked to indicate such amendment, modification, waiver or consent.

              (b) Except as provided in Section 2.19, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Banks; provided, however, that no such agreement shall (i) change the principal amount of, or extend or advance the maturity of or any date for the payment of any principal of or interest on, any Loan, or waive or excuse any such payment or any part thereof, or change the rate of interest on any Loan, without the written consent of each Bank affected thereby, (ii) change the Commitments of any Bank without the written consent of such Bank, or change the Commitment Fees of any Bank without the written consent of each Bank or (iii) amend or modify the provisions of this
    Section 9.07, Sections 2.08 through 2.15, Section 2.17,
    Section 2.18, Section 9.03 or the definition of the "Required Banks", without the written consent of each Bank; and provided further that no such agreement shall amend, modify, waive or otherwise affect the rights or duties of the Administrative Agent hereunder without the written consent of the Administrative Agent; and provided, finally, that no such agreement shall amend, modify, waive or otherwise affect the rights or duties of the Funds Administrator hereunder without the written consent of the Funds Administrator. Each Bank and each holder of any Note shall be bound by any modification or amendment authorized by this Section 9.07 regardless of whether its Notes shall be marked to make reference thereto, and any consent by any Bank or holder of a Note pursuant to this Section 9.07 shall bind any Person subsequently acquiring a Note from it, whether or not such Note shall be so marked.

         SECTION 9.08. Interest. Anything in this Agreement or any Note or any other Loan Document to the contrary notwithstanding, no Borrower shall ever be required to pay unearned interest on any Note of such Borrower and shall never be required to pay interest on such Note at a rate in excess of the Highest Lawful Rate, and if the effective rate of interest which would otherwise be payable under this Agreement, such Note and the other Loan Documents would exceed the Highest Lawful Rate, or if the holder of such Note shall receive any unearned interest or shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable by such Borrower under this Agreement and such Note to a rate in excess of the Highest Lawful Rate, then (a) the amount of interest which would otherwise be payable by such Borrower under this Agreement and such Note shall be reduced to the amount allowed under applicable law, and (b) any unearned interest paid by such Borrower or any interest paid by such Borrower in excess of the Highest Lawful Rate shall be credited on the principal of such Note (or, if the principal amount of such Note shall have been paid in full, refunded to such Borrower). It is further agreed that, without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by any Bank under the Notes held by it, or under this Agreement, are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate applicable to such Bank (such Highest Lawful Rate being such Bank's "Maximum Permissible Rate"), and shall be made, to the extent permitted by usury laws applicable to such Bank (now or hereafter enacted), by amortizing, prorating and spreading in equal parts during the period of the full stated term of the Loans evidenced by said Notes all interest at any time contracted for, charged or received by such Bank in connection therewith. If at any time and from time to time (i) the amount of interest payable to any Bank on any date shall be computed at such Bank's Maximum Permissible Rate pursuant to this Section 9.08 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Bank would be less than the amount of interest payable to such Bank computed at such Bank's Maximum Permissible Rate, then the amount of interest payable to such Bank in respect of such subsequent interest computation period shall continue to be computed at such Bank's Maximum Permissible Rate until the total amount of interest payable to such Bank shall equal the total amount of interest which would have been payable to such Bank if the total amount of interest had been computed without giving effect to this Section 9.08.

         SECTION 9.09. Severability. In the event any one or more of the provisions contained in this Agreement or in the Notes should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

         SECTION 9.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 9.11.

         SECTION 9.11. Binding Effect. This Agreement shall become effective on the Execution Date, and thereafter shall be binding upon and inure to the benefit of the Borrowers, each Agent and each Bank and their respective successors and assigns, except that the Borrowers shall not have the right to assign their rights hereunder or any interest herein except as provided in Section 9.03(a).

         SECTION 9.12. FINAL AGREEMENT OF THE PARTIES. THIS WRITTEN AGREEMENT (INCLUDING THE EXHIBITS AND SCHEDULES HERETO), THE NOTES, THE OPERATING AGREEMENT, THE SUPPORT AGREEMENT, THE AGENT'S LETTER AND THE OTHER LOAN DOCUMENTS CONSTITUTE A "LOAN AGREEMENT" AS DEFINED IN SECTION 26.02(a) OF THE TEXAS BUSINESS AND COMMERCE CODE, AND REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement. Nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         SECTION 9.13 SUBMISSION TO JURISDICTION. (a) TCC HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY TEXAS STATE OR FEDERAL COURT SITTING IN FORT WORTH, TEXAS OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND TCC IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH TEXAS STATE OR FEDERAL COURT; PROVIDED, HOWEVER, NOTHING IN THIS SECTION
    9.13 IS INTENDED TO WAIVE THE RIGHT OF EITHER AGENT OR ANY BANK OR TO REMOVE ANY SUCH ACTION OR PROCEEDING COMMENCED IN ANY SUCH TEXAS STATE COURT TO AN APPROPRIATE TEXAS FEDERAL COURT TO THE EXTENT THE BASIS FOR SUCH REMOVAL EXISTS UNDER APPLICABLE LAW. TCC HEREBY IRREVOCABLY APPOINTS HERSCHEL C. WINN (THE "PROCESS AGENT"), WITH AN OFFICE ON THE DATE HEREOF AT 1800 ONE TANDY CENTER, FORT WORTH, TEXAS 76102, AS ITS AGENT TO RECEIVE ON BEHALF OF IT AND ITS PROPERTIES SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. SUCH SERVICE MAY BE MADE BY MAILING BY CERTIFIED MAIL A COPY OF SUCH PROCESS TO TCC IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT'S ABOVE ADDRESS, WITH A COPY TO TCC AT ITS ADDRESS SPECIFIED HEREIN AND TCC HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE PROCESS AGENT TO ACCEPT SUCH SERVICE ON ITS BEHALF. AS AN ALTERNATIVE METHOD OF SERVICE, TCC ALSO IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING BY CERTIFIED MAIL OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS SPECIFIED HEREIN. TCC AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

              (b) NOTHING IN THIS SECTION 9.13 SHALL AFFECT THE RIGHT OF THE AGENTS OR ANY BANK TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF EITHER AGENT OR ANY BANK TO BRING ANY ACTION OR PROCEEDING AGAINST TCC OR ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTIONS.

         IN WITNESS HEREOF, the Borrowers, the Banks, the
    Administrative Agent and the Funds Administrator have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                               TANDY CORPORATION


                         By:   /s/ William Bousquette
                         Name: William Bousquette
                         Title: Executive Vice President and
                                Chief Financial Officer



                               TANDY CREDIT CORPORATION


                         By:   /s/ Dwain H. Hughes
                         Name: Dwain H. Hughes
                         Title: Assistant Treasurer

     Tranche A      Tranche B     TEXAS COMMERCE BANK,
     Commitment     Commitment    NATIONAL ASSOCIATION,
                                  individually
    $25,000,000    $25,000,000    and as Administrative Agent


                                  By:   /s/ J. Richard Barajas
                                  Name: J. Richard Barajas
                                  Title: Vice President


                                  TEXAS COMMERCE BANK NATIONAL
                                  ASSOCIATION, as Funds
                                  Administrator


                                  By:   /s/ Gina Hardwick
                                  Name: Gina Hardwick
                                  Title: Investment Officer


    Tranche A       Tranche B     ALGEMENE BANK NEDERLAND N.V.,
    Commitment      Commitment    HOUSTON AGENCY
    $10,000,000     $10,000,000


                                  By:   /s/ Charles W. Randall
                                  Name: Charles W. Randall
                                  Title: Vice President


                                  By:   /s/ Alan C. Weitzner
                                  Name: Alan C. Weitzner
                                  Title: Assistant Vice President


    $20,000,000     $20,000,000   BANK OF AMERICA NATIONAL TRUST
                                  AND SAVINGS ASSOCIATION


                                  By:   /s/ Samir Sidani
                                  Name: Samir Sidani
                                  Title: Vice President


    $20,000,000     $20,000,000   THE BANK OF NEW YORK
                                  By:   /s/ Michael J. Moretti
                                  Name: Michael J. Moretti
                                  Title: Vice President


    $15,000,000     $15,000,000   BARCLAYS BANK PLC


                                  By:   /s/ William C. Collins, II
                                  Name: William C. Collins, II
                                  Title: Vice President


    $15,000,000     $15,000,000   CONTINENTAL BANK N.A.


                                  By:   /s/ Laurens F. Schaad, Jr.
                                  Name: Laurens F. Schaad, Jr.
                                  Title: Vice President


    Tranche A       Tranche B     CREDIT LYONNAIS, CAYMAN ISLAND
    Commitment      Commitment    BRANCH
    $20,000,000     $20,000,000

                                  By:
                                  Name:
                                  Title:


    $20,000,000     $20,000,000   NATIONAL WESTMINSTER BANK PLC
                                  NEW YORK BRANCH


                                  By:   /s/ David F. Brealey
                                  Name: David F. Brealey
                                  Title: Vice President


                                  NATIONAL WESTMINSTER BANK PLC
                                  NASSAU BRANCH


                                  By:   /s/ David F. Brealey
                                  Name: David F. Brealey
                                  Title: Vice President



    $20,000,000     $20,000,000   NCNB TEXAS NATIONAL BANK


                                  By:   /s/ Vincent A. Liberio
                                  Name: Vincent A. Liberio
                                  Title: Senior Vice President


    Tranch A        Tranch B      SOCIETE GENERALE, SOUTHWEST
    Commitment      Commitment    AGENCY
    $10,000,000     $10,000,000


                                  By:   /s/ Matthew Flanigan
                                  Name: Matthew Flanigan
                                  Title: Vice President-Manager


                                  By:   /s/ Louis P. Laville, III
                                  Name: Louis P. Laville, III
                                  Title: Assistant Treasurer


    $5,000,000      $5,000,000    THE SUMITOMO BANK, LIMITED
                                  HOUSTON AGENCY


                                  By:   /s/ Hideki Matsui
                                  Name: Hideki Matsui
                                  Title: General Manager


    $20,000,000     $20,000,000   WESTPAC BANKING CORPORATION


                                  By:   /s/ Lawrence Creedon
                                  Name: Lawrence Creedon
                                  Title: Vice President